UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

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Argo House

110 Pitts Bay Road

Pembroke HM 08, Bermuda

NOTICE OF THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting (the “Annual General Meeting”) of Argo Group International Holdings, Ltd., a Bermuda exempted company limited by shares, will be held on May 5, 2015 at 10:00 am local time at 110 Pitts Bay Road, Pembroke, Bermuda and at any adjournments or postponements thereof.

The Annual General Meeting is called for the following purposes:

1.	To elect three Class II directors to our Board of Directors (the “Board” or “Board of Directors”) for a term of three years (Proposal 1);

2.	To vote on a proposal to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers (Proposal 2);

3.	To consider and approve the recommendation of the Audit Committee of our Board of Directors that Ernst & Young LLP be appointed as our independent auditors for the fiscal year ending December 31, 2015 and to refer the determination of its remuneration to the Audit Committee of our Board of Directors (Proposal 3); and

4.	To take action upon any other matter that may properly come before the meeting or any adjournments thereof.

The Board has fixed the close of business on March 9, 2015 as the record date for determining those shareholders who will be entitled to vote at the Annual General Meeting.

The vote of each shareholder is important. I urge you to access the proxy materials on the internet or to request an electronic or a paper copy of them as promptly as possible. This will ensure that you will be able to complete your proxy card in a timely manner so that your shares will be voted at the Annual General Meeting.

By Order of the Board of Directors

David J. Doyle

Secretary

March 20, 2015

WHETHER YOU PLAN TO BE PRESENT AT THE ANNUAL GENERAL MEETING OR NOT, YOU ARE REQUESTED TO SUBMIT YOUR PROXY EITHER ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE AS DESCRIBED ON THE PROXY CARD OR, IF YOU REQUEST A PAPER COPY, BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED.

Argo House

110 Pitts Bay Road

Pembroke HM 08, Bermuda

PART 1

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by Argo Group International Holdings, Ltd. (“Argo Group” or the “Company”) of the enclosed proxy to vote shares of Argo Group’s Common Shares (the “Common Shares”) at the Annual General Meeting of shareholders (the “Annual General Meeting”) to be held on May 5, 2015, at 10:00 am local time at 110 Pitts Bay Road, Pembroke, Bermuda and at any postponements or adjournments thereof.

As permitted by rules adopted by the United States Securities and Exchange Commission (the “SEC”) and by the statutory provisions of the Companies Act 1981 of Bermuda, Argo Group is making this proxy statement, the proxy card and the annual report to shareholders (the “proxy materials”) available to shareholders electronically via the Internet. A notice (the “Notice”) that includes instructions on how to access and review the proxy materials and how to submit your proxy online will be mailed to shareholders beginning on or about March 23, 2015. Shareholders may request a printed copy of the proxy materials by following the instructions included in the Notice. In addition Argo Group will post copies of the 2014 Annual Report on Form 10-K and this proxy statement on its web site at www.argolimited.com. The reference to Argo Group’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

The Annual General Meeting to which the Notice and this proxy statement apply is being convened solely for the purposes discussed in this document. Shares represented by duly executed proxies in the accompanying form received before the Annual General Meeting will be voted at the Annual General Meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by (i) filing with the Secretary of Argo Group an instrument revoking the proxy or (ii) submitting another proxy by Internet, phone or mail bearing a later date, duly executed if submitted by mail. Proxies may also be revoked by any shareholder present at the Annual General Meeting who votes in person. If your shares are held in street name, you must contact your broker, nominee or trustee to vote and revoke your proxy. If a shareholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted in favor of the proposals set forth in the Notice, subject to limitations prohibiting brokers from voting on certain matters on behalf of their clients absent specific instructions (so called “broker non-votes” as described below in this Proxy Statement).

Argo Group will bear the cost of preparing, assembling and mailing this Proxy Statement and the materials enclosed herewith. In addition, we have retained Georgeson, Inc. to aid in the solicitation of proxies. For these services, we will pay Georgeson, Inc. a fee of $9,500 plus reasonable expenses. Our directors, officers and employees may solicit proxies orally or in writing, without additional compensation. Argo Group will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Argo Group Common Shares and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

VOTING SECURITIES AND VOTING RIGHTS

Securities Outstanding

The close of business on March 9, 2015 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual General Meeting or any adjournments or postponements thereof. On that date, there were 25,554,864 Common Shares issued, outstanding and entitled to vote. Argo Group has no other voting securities outstanding. Pursuant to Argo Group’s Bye-Laws, a majority of all the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual General Meeting.

Each shareholder of record is entitled to one vote per share held on all matters submitted to a vote of shareholders. Proposals in this proxy statement will be decided as follows:

1.	In accordance with our Bye-Laws, proposals 1 and 3 will be decided by an ordinary resolution; that is, a resolution passed by a simple majority of votes cast in person or by proxy.

2.	Proposal 2 will be decided on an advisory, non-binding basis and passed, if approved, by a simple majority of votes cast in person or by proxy.

A resolution put to a vote at the Annual General Meeting will be decided on by a show of hands, unless a poll has been demanded pursuant to our Bye-Laws. Shares represented at the Annual General Meeting whose votes are withheld on any matter, shares that are represented by “broker non-votes” (that is, shares held by brokers or nominees that are represented at the Annual General Meeting but with respect to which the broker or nominee has not received voting instructions from the beneficial owner and is not empowered to vote on a particular proposal) and the shares that abstain from voting on any particular matter are not included in the tabulation of the shares voting on such matter, but are counted for quorum purposes. Member brokerage firms of the New York Stock Exchange, Inc. that hold shares in street name for beneficial owners, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, may vote in their discretion upon the proposal for the ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) as our independent auditors.

Under our Bye-Laws, no “U.S. Person” (as that term is defined in our Bye-Laws) that owns our shares directly or indirectly through foreign entities is entitled to exercise voting power on a matter (either directly or through a person whose ownership of shares in us is attributed to such U.S. Person) that equals or exceeds 9.5% of the votes conferred on all of our shares entitled to vote on such matter, after taking into consideration all votes held by such U.S. Person directly or through attribution.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each of its directors except Mark E. Watson III, the Chief Executive Officer of Argo Group, is “independent” in accordance with the applicable corporate governance requirements of the listing rules of the Nasdaq Stock Market (“Nasdaq”) as currently in effect.

Board Leadership Structure

The Board of Directors has chosen to separate the position of Principal Executive Officer (held by the Company’s Chief Executive Officer) from the position of Board Chairman. The Company believes that this separation of positions is an appropriate structure for effectively dealing with both management and risk oversight because it creates a lead director that is independent from management whose job duties include, but are not limited to, chairing meetings of the independent directors.

Code of Business Ethics and Conduct

The Board of Directors has adopted Corporate Governance Guidelines and a Code of Conduct and Business Ethics (the “Code of Conduct”) that applies to all its directors, officers and employees, including the principal executive officer and the principal financial officer, copies of which are available on the Company’s web site at www.argolimited.com. In addition, copies of the Code of Conduct can be obtained, free of charge, upon written request to Investor Relations, 110 Pitts Bay Road, Pembroke HM 08, Bermuda. Any amendments to or waivers of the Code of Conduct that apply to the Company’s Board or its executive officers will be disclosed on our web site. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Committees and Meetings of the Board of Directors

During 2014, the standing committees of the Board of Directors were the Audit Committee, the Executive Committee, the Human Resources Committee, the Investment Committee, the Nominating Committee and the Risk Committee. The Board of Directors has no other committees. The Board of Directors has adopted written charters for the Audit, Human Resources, Investment, Nominating and Risk Committees that specify the scope of each committee’s responsibilities. Each committee charter is available on our web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

During 2014, the Board of Directors met 4 times, the Audit Committee met 4 times, the Human Resources Committee met 4 times, the Investment Committee met 4 times, the Nominating Committee met 2 times, the Risk Committee met 4 times and the Executive Committee did not meet. During that time, all directors attended 75% or more of the meetings of the Board of Directors and of the Committees of the Board on which they served. The independent directors met in executive session 3 times.

While Argo Group does not have a policy requiring directors to attend the Annual General Meeting, a meeting of the Board of Directors is customarily held on the same day as the Annual General Meeting and Argo Group encourages directors to attend the shareholder meeting. All of the directors attended the Company’s Annual General Meeting held in May of 2014.

Executive Sessions of Independent Directors

In order to promote open discussion among the independent directors, the Board of Directors schedules regular executive sessions at least 2 times each year in which those directors meet without management participation. Any interested party may contact the independent directors as a group by using the procedures set forth below under “Shareholder Communication with Board Members.”

Board Committees

Executive Committee

The Executive Committee consists of Messrs. Woods, De Leon, and Watson. The Executive Committee may exercise all powers and authority of the Board of Directors in the oversight of the business of the Company.

Audit Committee

The Audit Committee consists of Messrs. Browne, De Leon, El-Hage, Josephson, Power and Ms. Nealon, each of whom is “independent” and meets the other requirements for audit committee membership as defined by applicable Nasdaq listing rules for audit committee members.

The Audit Committee assists the Board in its oversight of the quality and integrity of the accounting, auditing, and financial reporting processes of the Company. Its primary responsibilities include (a) review of quarterly and annual financial results and other financial information of the Company, (b) appointment, replacement, compensation and oversight of independent auditors, including selection of the lead audit partner, (c) review of all recommendations by the auditors with respect to accounting methods and internal controls of the Company, (d) review and advance approval of audit and non-audit services provided by the auditors and the scope of such audits and services, and (e) oversight of the performance of the Company’s internal audit function. The Committee’s role also includes discussing with Senior Management, Internal Audit and the independent auditors the Company’s processes to manage its business and financial risk and processes for compliance with significant applicable legal and regulatory requirements. In addition, the Committee establishes procedures for complaints relating to accounting, internal accounting controls or auditing matters as well as procedures for confidential, anonymous submission by Company employees of any concerns regarding questionable accounting or auditing matters.

In connection with performing its oversight role related to the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management and with representatives from Ernst & Young;

•	discussed with Ernst & Young the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees (AS 16); and

•

received from Ernst & Young the written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and discussed with the independent auditors, the independent auditors’ independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Nabil N. El-Hage, Chairman

F. Sedgwick Browne

Hector De Leon

Mural R. Josephson

Kathleen A. Nealon

John R. Power, Jr.

Audit Committee Financial Experts

Messrs. El-Hage and Josephson are qualified as “audit committee financial experts” within the meaning of applicable SEC rules and regulations governing the composition of the Audit Committee. In addition, the Audit Committee has determined that they have the appropriate experience and background to satisfy the “financial sophistication” requirements of Nasdaq’s listing rules.

Investment Committee

The Investment Committee consists of Messrs. Cash, El-Hage, Tonelli, Watson and Woods. The Investment Committee assists the Board in the oversight of the Company’s key investment objectives, strategies and policies. The Committee is responsible for (a) approval of the Company’s investment policies, strategies, and transactions and (b) review of the performance of the Company’s investment portfolios. All investment transactions are ratified by the full Board of Directors.

Human Resources Committee

The Human Resources Committee consists of Messrs. Browne, Cash, De Leon, Josephson, Power, Tonelli and Woods, each of whom is “independent” in accordance with the applicable corporate governance requirements of the listing rules of Nasdaq as currently in effect. Each member of the Human Resources Committee also qualifies as a “non-employee director” under Section 16 of the Exchange Act and as an “outside director” under Section 162(m) of the U.S. Internal Revenue Code. The Human Resources Committee is responsible for overseeing the compensation of the Company’s executive officers and directors, reviewing and discussing with the Company’s management the Compensation Discussion and Analysis contained in this proxy statement, producing an annual report on executive compensation for inclusion in the Company’s proxy statement, and overseeing and advising the Board of Directors on the adoption of plans and policies that govern the Company’s compensation programs.

Human Resources Committee Interlocks and Insider Participation

None of the members of the Human Resources Committee during the fiscal year 2014 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company served on the Human Resources Committee or board of any company that employed any member of the Company’s Human Resources Committee or Board of Directors.

Risk Committee and Oversight

The Risk Committee currently consists of all members of the Board of Directors. The Board of Directors has the ultimate responsibility for overseeing and approving the Company’s risk strategy, risk appetite and risk tolerance levels. The Risk Committee provides oversight of the Company’s Corporate Governance Guidelines and its Policies and Procedures relating to compliance and risk management. Risk management is a collaborative effort of management, the Company’s Board of Directors and several functions within the Company that are focused on risk.

The Company’s risk management framework consists of three levels and begins at the department level. Each business department is charged with the task of identifying, assessing, measuring, monitoring, reporting, and mitigating risks associated with the department’s respective functions and responsibilities. The Head of Enterprise Risk Management plays a key role in managing the next level by coordinating, facilitating, and overseeing the effectiveness and integrity of the Company’s risk management activities. This function is also charged with establishing, maintaining and enhancing the methodology and tools used to identify and evaluate risks and, where risks are outside the Company’s risk appetite or tolerance, ensuring that there is an appropriate response applied by the respective risk owner. The third level consists of the Company’s Internal Audit department which independently assesses the effectiveness of the Company’s risk management processes and practices, including the risks associated with the Company’s compensation plans, by providing timely feedback and assurance on the effectiveness of the Company’s risk management framework. The Head of Internal Audit reports directly to the Audit Committee.

The Company believes that the foregoing corporate framework and oversight activities are structured in a way that enables the Company to take an active approach to governance and risk management in an ever changing legal, regulatory, and business environment. Through the efforts of management, the Company’s internal risk management functions and the Board of Directors, the Company believes it is able to avoid or mitigate unnecessary risks while accepting certain other risks that may be beneficial to the Company and its shareholders.

Nominating Committee

The Nominating Committee consists of Messrs. Browne, Power and Woods, each of whom is “independent” in accordance with the applicable director independence rules of Nasdaq as currently in effect. The purpose of the Nominating Committee is to (a) establish criteria for Board member selection and retention, (b) identify individuals qualified to become Board members, (c) recommend to the Board individuals to be nominated or re-nominated for election as directors, and (d) recommend directors for appointments to one or more of the Board’s standing committees. The Committee is also charged with establishing evaluation criteria and an evaluation process applied by the Board and each Committee in its self-evaluation process.

Director Qualifications and Diversity

The Nominating Committee assesses several factors when evaluating director nominees including, but not limited to, the current needs of the Board and, with regard to a nominee, their: (a) integrity, honesty and accountability; (b) successful leadership experience and strong business acumen; (c) forward-looking strategic focus; (d) collegiality; (e) independence and absence of conflicts of interests; and (f) ability to devote necessary time to meet director responsibilities. The Nominating Committee will ultimately recommend nominees that it considers to be fit and proper who will enhance the Board’s ability to oversee, in an effective manner, the management of the affairs and business of the Company. While the Nominating Committee does not have a formal policy when considering the overall composition of the Board with regard to the consideration of diversity in identifying director nominees, the Nominating Committee seeks a diverse and appropriate balance of members who have the experience, qualifications, attributes and skills that are necessary to oversee a publicly traded, growth oriented, international organization that operates in multiple jurisdictions. In addition, the Nominating Committee seeks directors with experience in a variety of professional disciplines and business ventures that can provide diverse perspectives on the Company’s operations. The Committee evaluates the types of backgrounds that are needed to strengthen and balance the Board based on the foregoing factors and will nominate candidates to fill vacancies accordingly. For a discussion of the specific experiences, qualifications, attributes or skills that led the Nominating Committee to conclude that each director should serve on the Company’s Board of Directors, see the biographical information section beginning on page 11.

Process for Nominating Directors

The Nominating Committee may receive recommendations for director nominees from various sources such as officers, directors and shareholders and it may also use third party consultants to assist in identifying and evaluating potential nominees. The Nominating Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a candidate recommended by an officer, director or consultant.

Shareholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Company. To make a director nomination at the 2016 Annual General Meeting, a shareholder must follow the same procedures required for submitting a shareholder proposal. See “Shareholder Proposals for 2016 Annual General Meeting” beginning on page 44 for a description of these procedures. Notices should be sent to Argo Group International Holdings, Ltd. c/o David J. Doyle, Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Any such notice must also meet certain other requirements specified in our Bye-Laws.

Shareholder Communication with Board Members

The Company has a process for shareholders to communicate with the Board of Directors, a specific director or the independent directors as a group. Shareholders may send written communications to Argo Group International Holdings, Ltd. c/o David J. Doyle, Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The Secretary will review the communication and forward such communication to the individual director or directors to whom the communication is directed, if any. If the communication does not specify a recipient, the Secretary will forward it to the full Board of Directors or to the directors the Secretary believes are most appropriate.

Related Person Transactions

Policy for Evaluating Related Person Transactions

The Board of Directors has adopted a written policy relating to the Audit Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and 5% or more beneficial owners of our Common Shares. Management administers procedures adopted by the Board of Directors with respect to related person transactions and the Audit Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Audit Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Audit Committee to determine the appropriate course of action. Approval of a related person transaction requires the vote of the majority of disinterested directors on the Audit Committee and the Audit Committee must determine that the transaction is fair and reasonable to the Company for a related person transaction to be approved. The Audit Committee periodically reports on its activities to the Board of Directors. The written policy relating to the Audit Committee’s review and approval of related person transactions is available on our web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Certain Related Person Transactions

Kinetica Partners, LLC. In 2013, our Surety unit received a submission through its established broker network to issue approximately $13 million of surety bonds on behalf of Kinetica Partners, LLC (“Kinetica”) in connection with a Gulf of Mexico pipeline project. Mr. Gary Woods, who is the Chairman of our Board of Directors, is the President of Kinetica, and beneficially owns 10% of Kinetica through a family trust. The submission was underwritten, priced and bound in the ordinary course of business by the Surety unit. The terms and conditions of the surety bonds that were issued, and the premium charged to Kinetica for issuance of the bonds, were consistent with those routinely applied and charged for similarly situated risks bound by our Surety Unit for unrelated third parties. In accordance with the Surety unit’s customary requirements in connection with the issuance of surety bonds, Kinetica and Mr. Woods, in his personal capacity, among others, executed our Surety unit’s standard form of indemnity agreement holding our Surety unit harmless against any and all losses and expenses incurred resulting from the issuance of the surety bonds.

BENEFICIAL OWNERSHIP

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information regarding the beneficial ownership of Argo Group common shares (“Common Shares”) as of March 9, 2015 of each person known to Argo Group to beneficially own more than 5% of the Common Shares. The information for each of these beneficial owners is based solely on information as of December 31, 2014 reported on a Schedule 13G filed by such owner with the Securities and Exchange Commission, except that the Wells Fargo & Company share ownership numbers are based on information as of February 28, 2015 as subsequently reported by Wells Fargo & Company with the Securities and Exchange Commission.

	Common Shares
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	2,383,117	(1)	9.33%

BlackRock, Inc. 55 East 52nd Street New York, NY 10022	1,588,884	(2)	6.22%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	1,537,371	(3)	6.02%

Wellington Management Group LLP c/o Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	1,466,628	(4)	5.74%

Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104	1,393,843	(5)	5.45%

(1)	The Dimensional Fund Advisors LP Schedule 13G/A was filed with the SEC on February 5, 2015, and provides that Dimensional Fund Advisors has sole voting power with respect to 2,363,793 Common Shares, sole dispositive power with respect to all of the 2,383,117 Common Shares and no shared voting power over any Common Shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Argo Group held by the Funds. However, all securities reported in the Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.
(2)	The BlackRock, Inc. Schedule 13G/A was filed with the SEC on January 20, 2015, and provides that BlackRock, Inc. has sole voting power over 1,526,291 Common Shares and sole dispositive power with respect to 1,588,884 Common Shares.

(3)	The Vanguard Group, Inc.’s Schedule 13G/A was filed with the SEC on February 10, 2015, and includes (a) 33,335 Common Shares beneficially owned by Vanguard Fiduciary Trust Company (“VFTC”), a wholly owned subsidiary of The Vanguard Group, Inc., as a result of it serving as investment manager of collective trust accounts and (b) 2,350 Common Shares beneficially owned by Vanguard Investments Australia, Ltd. (“VIA”), a wholly owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of Australian investment offerings. The Vanguard Group, Inc. has sole dispositive power over 1,504,036 Common Shares, shared dispositive power over 33,335 Common Shares, sole voting power over 35,685 Common Shares and no shared voting power over any Common Shares.
(4)	The Wellington Management Group LLP Schedule 13G/A was filed with the SEC on February 12, 2015. The Schedule 13G/A provides that Wellington Management Group LLP has no sole voting or dispositive power over any Common Shares, shared voting power over 1,268,662 Common Shares and shared dispositive power over 1,466,628 Common Shares.
(5)	The Wells Fargo & Company Schedule 13G/A was filed with the SEC on March 10, 2015, and includes shares beneficially owned by several of its subsidiaries. The Schedule 13G/A provides that Wells Fargo & Company has sole voting and sole dispositive power over 1,214 Common Shares, shared voting power over 1,228,389 Common Shares and shared dispositive power over 1,392,629 Common Shares. Aggregate beneficial ownership reported by Wells Fargo & Company as shown in the table above is on a consolidated basis and includes any beneficial ownership separately reported by a subsidiary.

The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of March 9, 2015 of (i) each director of Argo Group, (ii) each individual who has been identified as a Named Executive Officer (“Named Executive Officer” or “NEO”) of Argo Group or its subsidiaries, and (iii) all directors and individuals who have been identified as executive officers of Argo Group as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned (1) (2)	Percent of Class (1)
Gary V. Woods	37,298	*
F. Sedgwick Browne	32,809	*
H. Berry Cash	25,850	*
Hector De Leon	31,258	*
Nabil N. El-Hage	16,500	*
Mural R. Josephson	29,964	*
Kathleen A. Nealon	16,500	*
John R. Power, Jr	30,186	*
John H. Tonelli	22,000	*
Mark E. Watson III (3)	744,170	2.91%
Jay S. Bullock (3)	250,232	*
Kevin J. Rehnberg	1,212	*
Jose Ribeiro	0	*
Axel Schmidt	0	*
Total (a)	1,241,133	4.86%

(a) All directors and individuals identified as executive officers of Argo Group and its subsidiaries as a group (14 persons)
* Less than 1% of the outstanding Common Shares

(1)

The information in this table is based on information supplied directly to Argo Group by directors and on information reported on Forms 3, 4 or 5 or on any Schedule 13G filed with the Securities and Exchange Commission. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares to which the person has the right to acquire beneficial ownership within 60 days of the record date, including equity grants that were exercisable on March 9, 2015 or that become exercisable within 60 days after March 9, 2015. Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2)	Includes the following shares to which the person has the right to acquire beneficial ownership within 60 days, including equity grants that were exercisable on March 9, 2015 or that become exercisable within 60 days after March 9, 2015: Mr. Woods – 25,850; Mr. Browne – 26,792; Mr. Cash – 25,850; Mr. De Leon – 25,850; Mr. El-Hage – 16,500; Mr. Josephson – 26,792; Ms. Nealon – 16,500; Mr. Power – 25,850; Mr. Tonelli – 22,000; Mr. Watson – 417,352; Mr. Bullock – 206,146; Mr. Rehnberg – 0; Mr. Ribeiro – 0 and Mr. Schmidt – 0.
(3)	Includes the following number of shares pledged as security and held by brokers in margin accounts whether or not there are loans outstanding: Mr. Watson – 118,600 shares; Mr. Bullock – 23,240 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and holders of more than 10% of Common Shares to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of Argo Group’s securities. Based on our review of these reports, we believe that during 2014 all reports for the registrant’s executive officers, directors and 10% shareholders that were required to be filed under Section 16(a) of the Exchange Act were timely filed, except for those transactions described in the immediately following sentence. Mr. Watson filed one late report involving one transaction relating to a gift of shares to a family trust; and Mr. Andrew Carrier (a former NEO) was one day late in filing one report involving four concurrent transactions relating to the exercise of stock appreciation rights.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bye-Laws provide for the election of directors by our shareholders. Each class of directors serves for a term of three (3) years. In accordance with the Bye-Laws, our Board of Directors is divided into three classes (Classes I, II and III). The classes are determined by dividing the number of directors by 3. If this results in a whole number, there will be an equal number of directors in each class. If this results in a fraction of 1/3, one additional director will be placed into Class III. If this results in a fraction of 2/3 one director will be placed into Class II and one into Class III. The Company’s Bye-Laws further provide that the Board may re-designate directors to different classes so that they conform to the preceding formula. A classified board structure is common among publicly traded companies that are domiciled in Bermuda and is consistent with the board structure of the Company’s Bermudian peers. We believe a classified board structure is in the best interests of our shareholders because stability in Board membership provides continuity in the guidance management receives from the Company’s Board of Directors with respect to the Company’s long-term strategy.

Three Class II directors are to be elected at the 2015 Annual General Meeting. The Nominating Committee has nominated Hector De Leon, Mural R. Josephson and Gary V. Woods to stand for re-election as Class II directors. Nabil N. El-Hage’s term as a director will expire at the Annual General Meeting. The Board would like to thank Mr. El-Hage for his dedicated service to Argo Group. Mr. Josephson and Mr. Woods are both presently serving on the Board as Class II directors. Mr. De Leon is presently serving on the Board as a Class III director and was reclassified as a Class II director this year. Each of them was recommended for re-election by the Nominating Committee for consideration by the Board of Directors and proposal to our shareholders. If elected, the three nominees will serve as Class II directors for three-year terms until the Annual General Meeting of shareholders in 2018 or until their successors have been elected and qualified. It is intended that proxies will be voted in favor of these persons. If, for any reason, any of the nominees is not able or willing to serve as a director when the election occurs (a situation which is not presently contemplated), it is intended that the proxies will be voted for the election of a substitute nominee in accordance with the judgment of the proxy holder.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS AND, UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR SUCH NOMINEES AS DIRECTORS.

Biographical Information for the Class II Nominees to be Elected this Year

Hector De Leon (68) became a director in 2003. Mr. De Leon is the chairman of the board of directors of De Leon & Washburn, P.C., a law firm based in Austin, Texas, which he founded in 1977. Prior to 1977, Mr. De Leon was the General Counsel of the Texas State Insurance Board. From February 1985 to November 1997, Mr. De Leon served as a director of Titan Holdings, Inc., a publicly traded property and casualty insurance holding company. Mr. De Leon brings to the Board experience and skills relating to the insurance regulatory environment in which the Company operates combined with a corporate legal background. In addition, Mr. De Leon’s experience includes prior service as a director of a publicly traded, growth oriented, specialty property and casualty insurance holding company.

Mural R. Josephson (66) became a director in 2004. Mr. Josephson retired from Kemper Insurance Companies (“Kemper”) in 2002. During his 5-year tenure at Kemper, he held key management positions, including senior vice president and chief financial officer and senior vice president of finance. Prior to joining Kemper, Mr. Josephson held several senior level positions at KPMG, including 19 years as an audit partner. While at KPMG, he was a member of the National Insurance Practice Committee and a member of the Professional Practice Review Committee. Mr. Josephson has been a director of HealthMarkets, Inc., an insurance holding company, since May of 2003 and is currently chairman of its Audit Committee. He was also a director of

SeaBright Holdings, Inc., an insurance holding company traded on the NYSE until February 2013, and its wholly owned subsidiary, SeaBright Insurance Company, from July 2004 until February 2013 and was serving as the Chairman of its Audit Committee. In addition to his historical knowledge of the Company’s operations and his extensive background in the insurance sector, Mr. Josephson brings to the Board experience, qualifications and skills that are specific to the Company’s accounting, internal control and audit functions. Due to his background, Mr. Josephson also possesses financial reporting expertise and a level of financial sophistication that qualifies him as a financial expert in his role as a member of the Audit Committee.

Gary V. Woods (71) became a director in 2000 and has served as Chairman of the Board of Directors since 2001. Mr. Woods has been President of McCombs Enterprises since 1979. He also serves on the boards of directors of the Southwest Research Institute, the Cancer Therapy and Research Center Foundation and BioBridge Global. Mr. Woods brings to the Board an entrepreneurial background with experience in overseeing complex business organizations. As President of McCombs Enterprises, Mr. Woods has successfully funded and promoted numerous growth companies in a diverse array of industries, both domestically and internationally, providing him with the necessary skills and qualifications to serve as the Chairman of the Company’s Board of Directors.

Biographical Information for the Class III Directors whose Terms Expire in 2016

F. Sedgwick Browne (72) became a director in 1999 and also served as Vice-Chairman of the board of directors from 2003 until 2007. He retired as counsel at Sidley Austin Brown & Wood LLP (now known as Sidley Austin LLP), a law firm, in 2004. Mr. Browne previously was a partner at Morgan, Lewis & Bockius LLP and prior thereto at Lord Day & Lord, Barrett Smith, where he specialized in the insurance and reinsurance industry. Mr. Browne is also a past trustee and director of the Swiss Reinsurance US Group and of the Winterthur Swiss Insurance US Group. In addition to his historical knowledge of the Company’s operations, Mr. Browne brings to the Board a corporate transactional background that is specific to the Company’s operations in the insurance sector. Mr. Browne also possesses financial reporting expertise and the legal experience and qualifications necessary to guide the Company through many of the regulatory requirements currently imposed on publicly traded companies.

Kathleen A. Nealon (61) became a director in 2011. In 2013, she also became a director of the Company’s wholly owned subsidiary, Argo Managing Agency Limited, which underwrites insurance risks for the Company’s syndicate at Lloyd’s of London. Ms. Nealon’s international career includes significant experience with risk management, compliance and regulatory issues with global companies. Ms. Nealon was the group head of legal and compliance at Standard Chartered Plc in London from 2001 until her retirement in 2004 where she also held additional international legal and compliance positions from 1992 to 2001. Prior to Standard Chartered Plc, Ms. Nealon practiced international banking and regulatory law in New York for 14 years. Ms. Nealon is also the Co-Chair of the European Advisory Board of Georgetown Law School and serves on the advisory council of the Institute of Business Ethics. Ms. Nealon also served on the boards of directors of Shire Plc from 2006 to 2010, Halifax Bank of Scotland Plc from 2004 to 2009 when it was merged into Lloyds Bank Plc. In addition, Ms. Nealon served on the board of directors of Cable and Wireless Communications Plc and its predecessor company, Cable and Wireless Plc, from 2005 until 2011. In 2012, Ms. Nealon was named to the board of Health Education England, a Special Health Authority that manages health education in England. Ms. Nealon brings to the Board specialized expertise in the areas of corporate governance, compliance and risk management specific to the banking and financial services industry.

John H. Tonelli (50) became a director in 2010. Mr. Tonelli has been the Chief Executive Officer of Advanced Global Capital, a private investment-company, since 2009. He is also Chairman of Advanced Global Securities, a FINRA registered Broker-Dealer based in New York. Mr. Tonelli has over twenty years of experience in finance, working both as an investment banker and as an attorney. Mr. Tonelli has advised numerous companies and governments on direct investments, securities issuance, privatizations and infrastructure financings. He has been a director of Garnero Group Acquisition Company since May 2014 where he also serves as Chairman of the Audit Committee. From 2009 to 2013, Mr. Tonelli was Chief Financial Officer of Corporacion America, S.A., a global transportation and infrastructure company. Mr. Tonelli continues to serve as a financial advisor to Corporacion America. From 2003 to 2009, Mr. Tonelli was a Senior Managing Director with J.P. Morgan & Co., Inc. and Bear Stearns & Co. Inc. where he was Head of International Structured Finance. From 1999 to 2003, he was CEO of International Venture Partners, LLC, an NASD member broker-dealer specializing in emerging markets. From 1992 to 1999, Mr. Tonelli was an attorney with Cadwalader, Wickersham & Taft where he was head of the Latin American practice group. Mr. Tonelli brings to the Board specialized expertise in finance and emerging markets that will benefit the Company’s international growth strategy.

Biographical Information for the Class I Directors whose Terms Expire in 2017

H. Berry Cash (76) became a director in 2005. Mr. Cash was a general partner of InterWest Partners, a venture capital fund, from 1985 through 2014. Mr. Cash has also served on the board of directors of Ciena Corporation since April 1994, Silicon Laboratories Inc. since December 1997, and First Acceptance Corporation since November 1996. Mr. Cash previously served as a director of i2 Technologies, Inc. from January 1996 until April of 2009. In addition to his capital raising experience, Mr. Cash brings to the Board a strong background in information technology, which plays an integral role in the Company’s operations. Due to his experience in the venture capital sector, Mr. Cash also brings perspectives to the Board associated with the capitalization and management of organizations through the corporate life cycle.

John R. Power, Jr. (59) became a director in 2000. He is currently President of the Patrician Group, a private investment firm located in Lisle, Illinois. Mr. Power has also served on the board of directors of certain financial subsidiaries of CNH Global, N.V. since January 1997. Mr. Power previously served as a director of America West Airlines and it’s advisory board from August of 1994 to April of 2001 and has also served as a director of several charitable organizations. Mr. Power brings to the Board senior management skills and insight derived from a real estate, finance and commercial and investment banking background. Due to his past and present years of service as a director of other publicly traded companies, Mr. Power has experience with the design and implementation of effective compensation strategies that benefit the Company in his role as a member of the Human Resources Committee. Mr. Power’s prior service on the audit and executive committees of other publicly traded companies has also provided him with experiences and skills that benefit the Company and compliment his current committee assignments on the Company’s board of directors.

Mark E. Watson III (50) became a director in 1999 and has been President and Chief Executive Officer of the Company since January 2000. He was a principal of Aquila Capital Partners, a San Antonio, Texas-based investment firm from 1998 to 1999 and served from 1992 to 1997 as a director and Executive Vice President, General Counsel and Secretary of Titan Holdings, Inc., a publicly traded property and casualty insurance holding company. Prior to that, Mr. Watson was an attorney with the New York based law firm Kroll & Tract from 1989 to 1992 where he represented international insurance and reinsurance companies. Mr. Watson is currently a member of the Board of Governors of the Property Casualty Insurers Association of America, a member of the Board of Directors of the U.S. Chamber of Commerce and a member of the Board of Directors of the Association of Bermuda Insurers & Reinsurers. Due to his lengthy tenure, having previously held several executive positions at Titan Holdings, Inc. which was ultimately sold to USF&G Corporation, Mr. Watson brings to the Board a wealth of experience in the specialty property and casualty insurance sector. In his role as President and Chief Executive Officer of the Company, Mr. Watson brings to the Board critical insight into the Company’s operating environment and growth strategy.

Non-Employee Director Compensation

Cash Compensation

Our non-employee directors receive a combination of cash retainers, meeting fees and travel fees as described in the following table. We also reimburse our directors for travel, lodging and related expenses incurred in attending our board or committee meetings or for travel related to the Company’s business.

Annual Retainer (paid in quarterly installments)	$85,000

Board and Committee Meeting Fees

Travel for Board and Committee meetings = $2,000 per day

Special Meetings of the Audit Committee = $1,000 per day

Travel for Company Affairs at the Request of the Board = $2,000 per day

Meeting of Executive Committee = $2,000 per meeting

Board and Committee Retainers (paid in quarterly installments)

(a) Chairman of the Board = $50,000 annual retainer

(b) Chair, Audit Committee = $25,000 annual retainer

(c) Member, Audit Committee = $10,000 annual retainer

(d) Chair, Human Resources Committee = $15,000 annual retainer

(e) Member, Human Resources Committee = $8,000 annual retainer

(f) Chair, Investment Committee = $10,000 annual retainer

(g) Member, Investment Committee = $8,000 annual retainer

(h) Chair, Nominating Committee = $10,000

(i) Member, Nominating Committee = $8,000

Annual Equity Awards

Each of our non-employee directors receives an annual fixed-value grant of $70,000 awarded in restricted stock. The awards are granted on the date of our annual general meeting of shareholders that is generally held in May of each year. The awards vest on the day preceding the next annual general meeting of shareholders.

Deferred Compensation Plan

Until December 16, 2013, our non-employee directors were also entitled to participate in a deferred compensation plan. The plan allowed a non-employee director to defer 0%, 50% or 100% of his or her cash compensation. While no further deferrals were permitted under the plan from and after December 16, 2013, and certain amounts thereunder were paid out prior to the end of 2013, additional deferred amounts remain subject to the terms of the plan and will be paid out in accordance with the terms of the plan. Under the plan, deferred amounts were credited with interest, compounded quarterly at a rate 2% above the prime commercial lending rate. The Company also matched 75% of the deferred amount which was converted into stock units based on the closing price of the Company’s stock on the date that the deferred amount was otherwise earned. Pursuant to the plan, each director was credited with an initial grant of 1,650 stock units. The hypothetical value of a stock unit at any point in time is equal to the market value of the Company’s common stock. Remaining distributions under the plan occur six months after the date on which a non-employee director ceases to be a member of the Board of Directors, the date on which a change of control (as defined in the plan) occurs or December 1, 2017, whichever comes first, and are made in cash.

2014 Non-Employee Director Compensation

The following table sets forth our non-employee directors’ 2014 cash and equity compensation. References next to each director’s name in column (a) refer to the applicable committee legend included in the “Committee

Retainers” section of the Non-Employee Director Compensation cash compensation schedule above. The values shown in column (c) represent the U.S. GAAP ASC TOPIC 718 fair value on the grant date.

(a) Name	(b) Fees Earned or Paid in Cash	(c ) Stock Awards (1)	(d) Option Awards	(e) All Other Compensation	(f) Total
Gary V. Woods (a) (e) (g) (h)	$198,000	$82,057	$—	$—	$280,057
F. Sedgwick Browne (c) (e) (i)	$137,000	$72,480	$—	$—	$209,480
H. Berry Cash (d) (g)	$136,500	$71,199	$—	$—	$207,699
Hector De Leon (c) (e)	$129,000	$72,722	$—	$—	$201,722
Nabil N. El-Hage (b) (g)	$139,500	$76,264	$—	$—	$215,764
Mural R. Josephson (c) (e)	$141,500	$75,960	$—	$—	$217,460
Kathleen A. Nealon (c)	$121,000	$73,754	$—	$—	$194,754
John R. Power, Jr. (c) (e) (i)	$160,500	$79,897	$—	$—	$240,397
John H. Tonelli (e) (f)	$186,000	$71,154	$—	$—	$257,154

(1)	Includes the grant date fair value of restricted stock granted by the company during 2014 and additional stock units granted by the Company during 2014 pursuant to the director deferred compensation plan described above for cash dividends paid on the Company’s common stock.

The following table sets forth the aggregate number of stock units, stock options and stock appreciation rights owned by each of our non-employee directors on December 31, 2014:

Name	Stock Units	Stock Options/SARs
Gary V. Woods	17,811	25,850
F. Sedgwick Browne	3,781	32,292
H. Berry Cash	1,942	25,850
Hector De Leon	4,103	25,850
Nabil N. El-Hage	9,254	16,500
Mural R. Josephson	8,897	32,292
Kathleen A. Nealon	5,694	16,500
John R. Power, Jr.	14,692	31,350
John H. Tonelli	1,933	22,000

Director Stock Ownership

All of our non-employee directors are required to comply with the Company’s Equity Ownership Guidelines that are discussed beginning on page 30. Pursuant to the guidelines, each non-employee director is required to hold equity with a value equal to or greater than three times the annual retainer they received for service on the Company’s Board of Directors in the preceding year. Compliance is tested annually as of the first business day of the second quarter each year. As of April 1, 2014, all of our non-employee directors were in compliance with the guidelines.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY

The Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), included a requirement that companies provide shareholders with an opportunity to vote on an advisory, non-binding basis on the compensation of the Company’s named executive officers (“NEOs”), as disclosed in the Compensation Discussion and Analysis and related tables in the proxy statement. This vote is on the compensation reported for the NEOs in the proxy for the prior year and is commonly referred to as “say on pay”. Consistent with the preference expressed by our shareholders at our 2011 annual general meeting, our Board of Directors has determined that we will include a vote to approve, on an advisory basis, our executive compensation in our proxy materials every year until the next required advisory vote to approve the frequency of an advisory vote on executive compensation, which will occur no later than our 2017 annual general meeting.

As discussed more fully in the Executive Summary of the Compensation Discussion and Analysis section which begins on page 18 and the discussion which follows it, the Company’s compensation program is designed to link pay to both business and individual performance and is intended both to retain superior, productive employees and to attract new talent necessary to continue the company’s profitable growth. The program is designed to align the interests and motivations of our executives with the creation and protection of shareholder value. The program includes three main components—base salary, cash incentive awards and long-term incentive awards.

We consider growth in book value per share, inclusive of cash dividends paid to our shareholders, to be the most comprehensive assessment of our ability to create shareholder value. Growth in book value per share is achieved through a combination of earnings, appreciation in the value of invested assets, accretive acquisitions and, in recent years, through opportunistic stock repurchases. Since 2002, the Company’s book value per share has grown at a compounded growth rate of 10.2% per year inclusive of both the ordinary and extraordinary dividends paid during such period. In our view, this is the most relevant measurement period since it represents the point after which current management actions are most clearly reflected in the Company’s financial results. During this time the Company transformed itself from being primarily a California-based workers compensation carrier to an international specialty carrier. The Company believes that its NEOs were instrumental in achieving these results and the compensation packages designed for them were intended both to reward them for their current achievements and to motivate them to continue to excel in the future. We believe our record continues to compare well with our peers in terms of value creation, particularly given the extraordinary economic and market conditions facing our industry over the past several years. Accordingly, the Company requests shareholder approval of the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation of the Named Executive Officers as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion included herein.”

An advisory vote is not binding upon the Company. However, the Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and will consider the outcome of the vote when making future compensation decisions related to the Company’s NEOs.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THIS PROPOSAL. IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.

EXECUTIVE OFFICERS

Mark E. Watson III (50) has been President and Chief Executive Officer of Argo Group since January 2000. A description of Mr. Watson’s business experience can be found beginning on page 13 where the biographical information for the three Class I directors whose terms expire in 2017 is set forth.

Jay S. Bullock (50) has been Chief Financial Officer of Argo Group since May 2008. He joined Argo Group from Bear Stearns & Co. Inc. where he was a Senior Managing Director and Head of Bear Stearns’ Insurance Investment Banking Group. While at Bear Stearns, Mr. Bullock focused on the insurance sector. In this role, he advised on company acquisitions, mergers and sales as well as all forms of public and private financings and restructurings. During this period, he was also an advisor to Argo Group on a number of transactions. Prior to joining Bear Stearns in 2000, Mr. Bullock was a Managing Director at First Union Securities. He is an honors graduate of Southern Methodist University and received his MBA from The McColl School of Business, Queen’s College, Charlotte, North Carolina. Mr. Bullock also holds the designation of Certified Public Accountant (CPA).

Kevin J. Rehnberg (51) has been President of Argo Group’s U.S. Operations since March 2013. Mr. Rehnberg oversees all activities of Argo Group’s US-based business segments. Prior to joining the Company, Mr. Rehnberg served as executive vice president for specialty lines at OneBeacon Insurance where he oversaw specialty business. Mr. Rehnberg began his career at Chubb in 1986 and he held a number of roles with increasing responsibility at Chubb Atlantic, Liberty, St. Paul and St. Paul Travelers through 2005. More recently, he served as CEO of Consultants in Laboratory Medicine of Greater Toledo, Inc. Mr. Rehnberg has a bachelor’s degree in History from Princeton University.

Jose Ribeiro (54) joined Argo Group in September 2014 as Head of International and served in that capacity until March 2015. He came to Argo Group from Generali where he served as Chief Executive Officer for Generali Brazil. Previously, Mr. Ribeiro served as Director of International Markets at Lloyd’s of London with responsibilities spanning Europe, Asia, Australasia, Africa and Latin America. Prior to Lloyd’s, he served as Managing Director for Willis Group in Latin America and the Caribbean, and as president and CEO of AIG Life Companies in Brazil. Mr. Ribeiro began his insurance career more than 25 years ago as an actuary with a subsidiary of AIG in Portugal. He has an MBA from Lisbon Catholic University and is a Certified European Actuary with a degree in Applied Math.

Axel Schmidt (58) joined Argo Group in August 2014 as Group Chief Underwriting Officer. He came to Argo Group from Aviva where he served as Chief Underwriting Officer for the company’s UK/Ireland business across personal, commercial and corporate/specialty lines and also as Aviva’s global practice leader for underwriting, products, pricing and claims. Prior to joining Aviva, Mr. Schmidt spent 20 years at Zurich in their international business where he held a number of senior underwriting and management positions including Deputy Chief Executive Officer/CUO for their corporate business in Europe/UK and Underwriting Director for their global corporate business. He also served as a member of Zurich’s Group Underwriting and Group Reinsurance Board. Prior to joining Zurich, Mr. Schmidt spent 2 years at Gerling Global Re as an underwriter. Mr. Schmidt graduated from Westphalian Wilhelms University in Munster, Germany with a degree in Law Studies. He also earned a Juris Doctorate from the State Supreme Court in Dusseldorf, Germany.

COMPENSATION OF EXECUTIVE OFFICERS

The information referenced in Item 11 of the Company’s Form 10-K for the year ended December 31, 2014 can be found under the “Compensation Discussion and Analysis,” “Executive Compensation” and “Human Resources Committee Interlocks and Insider Participation” headings of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

2014 Performance and Strategy

Operating and financial results continued to show significant improvement in 2014 against all measurements. The implementation of underwriting and operations initiatives coupled with an increased focus on strategic asset allocation underly these improvements. This progress was achieved despite a continued general weakness in the economic environment, historically low yields on invested assets and increased competition in our markets. Our financial results for fiscal 2014 improved year-over-year as shown in the comparison set forth below.

	For the Year Ended December 31,
(in millions except per share amounts)	2014	2013	Percentage change
Gross written premiums	$1,905.4	$1,888.4	0.9%
Total revenue	1,518.7	1,475.1	3.0%
Operating income before taxes (1)	117.6	106.7	10.2%
Net income	183.2	143.2	27.9%
Comprehensive income	143.5	101.5	41.4%
Book value per share	64.04	58.96	8.6%

Cash dividends paid during year	0.69
Book value per share incl. dividends	64.73
Book value per share percentage increase	9.80%

(1)	Excludes net realized investment and other gains of $94.0 million, foreign currency gains of $7.8 million and impairment of intangible assets of $3.4 million for the year ended December 31, 2014. Excludes net realized investment gains of $71.3 million and foreign currency exchange gain of $1.7 million for the year ended December 31, 2013.

The insurance industry is cyclical and, because not all lines of business in all geographic regions follow the same path during a cycle, we believe that a company with a diverse underwriting platform, both by line of business and geography, is best positioned to succeed across the underwriting cycle. The existence of a diverse platform allows a company to deploy capital to more profitable product lines and geographies in response to favorable market conditions while reducing underwriting capacity in areas where pricing, terms and conditions have deteriorated due to economic downturns and/or aggressive competition. To this end, the Company has developed a platform to offer a broad spectrum of insurance and reinsurance products accessing multiple geographies through operations in Bermuda, the United States, the United Kingdom and more recently in Brazil.

During periods of intense competition and depressed prices, or soft markets, insurers often choose to re-examine their risk appetite strategies and platforms while constraining underwriting. We believe companies that are able to act quickly when conditions improve are likely to benefit the most from them. Accordingly, throughout the current prolonged soft market period, we have remained focused on initiatives intended to position the Company for success across the cycle and in future hard markets. The growth we achieved during 2014 in part reflects expansion in businesses where we have a track record of profitable results and modest rate increases in several of our markets. In addition, we continued to experience growth in our Brazilian operation that was started in 2012. We continue to focus on initiatives to grow our business where we see profitable opportunities and to withdraw from markets where there is excessive competition on price or terms and conditions.

Remaining well capitalized is one of our key financial objectives. This objective is balanced against our efforts to create shareholder value through share repurchases and the payment of cash dividends. In 2014, we continued to return a portion of what we deem to be excess capital to our shareholders. To this end we repurchased $50.8 million or approximately 1.1 million shares of our common stock and paid in the aggregate cash dividends of $18.2 million during 2014. Importantly, we were able to return this capital without diminishing our financial strength, retaining sufficient capital to fully support both our existing initiatives and our ability to take advantage of opportunities as they arise.

We consider growth in book value per share, inclusive of cash dividends paid to our shareholders, to be the most comprehensive measure of our financial strength and ability to create shareholder value and, as such, we have incorporated this metric into our long-term incentive plan (as discussed in greater detail beginning on page 27). Growth in book value per share is achieved through a combination of earnings, appreciation in the value of invested assets, accretive acquisitions and, in recent years, through opportunistic stock repurchases. In 2014, our book value per share grew 9.8% inclusive of cash dividends paid to our shareholders during the year. In addition, we believe the compound annual growth rate in our book value presents a compelling record. As shown in the table below, since 2002 our book value per share has compounded at an annual rate of 10.2% inclusive of cumulative dividends paid during such period. In our view, this is the most relevant measurement period since it represents the point after which current management actions are most clearly reflected in our financial results. Given the extraordinary economic and market conditions facing our industry over the past several years, we believe our record in terms of creating shareholder value remains strong and continues to compare well with our peers.

Summary of 2014 Compensation Decisions

Our incentive compensation metrics for 2014 included targets that required achievement of plan pre-tax operating income and year-over-year growth in book value per share inclusive of dividends. Annual and long-term incentive compensation decisions were based on achievement of these targets together with individual performance objectives established for the year.

Annual incentive compensation is determined using individual target awards adjusted at year-end based on factors related to both the Company’s financial performance and individual performance to determine the final amount of the award. Target awards are established at the beginning of the year along with a pre-tax operating income goal for the Company. At the end of the year, the individual target awards are multiplied by the percentage of plan pre-tax operating income achieved by the Company to calculate preliminary awards. Preliminary awards are then subject to upward or downward adjustment by up to 30% if deemed appropriate by the Human Resources Committee to factor in individual performance against pre-determined annual objectives not captured by the result. Information about the Company’s financial performance as it relates to the calculation of preliminary annual incentive awards and detailed disclosure about the individual performance objectives considered by the Human Resources Committee to determine personal performance modifiers, including performance against those objectives, may be found in the discussion of the Company’s annual incentive plan beginning on page 25.

Long-term incentive compensation is determined using individual target awards established at the beginning of the year modified by growth in book value per share goals for the Company and individual performance objectives set by the Human Resources Committee. At the end of the year, the target awards are adjusted based on the percentage of book value per share growth, inclusive of dividends, achieved by the Company and the Committee’s evaluation of individual performance against the pre-determined long-term individual objectives with payouts ranging from 25% to 150% of an executive’s target opportunity. Following a peer group review, in 2014, the Human Resources Committee modified the Company’s long-term incentive plan framework to align with market practice and strengthen its retention impact while maintaining a strong pay for performance link. Under the revised framework, one-half of an individuals target award rather than the full target award is adjusted based on book value per share growth, inclusive of dividends, while the full target award continues to be modified by an evaluation of individual performance. Information about the Company’s achievement of the book value per share growth goal, and detailed disclosure about the individual performance objectives considered by our Human Resources Committee to determine final awards, including performance against those objectives, may be found in the discussion of the Company’s long-term incentive plan beginning on page 27.

Our 2014 financial performance resulted in the following compensation actions for our NEOs:

•

No adjustments were made to our NEO’s base salaries in 2014 with the exception of Mr. Watson, whose base salary was increased to $1,070,000 from $1,000,000 effective February 18, 2014. The Committee decided to increase Mr. Watson’s base salary by 7% given his lengthy tenure with the Company without an increase in base salary, his last increase being in 2007.

•

Our performance with respect to pre-tax operating income resulted in calculated preliminary awards for our NEOs equal to 112% of the $122.2 million goal as adjusted by the Human Resources Committee in the manner described below. After taking into account achievement of individual performance annual objectives, our NEOs earned between 112% and 146% of their target 2014 annual incentive awards. Mr. Schmidt’s annual incentive award was pro-rated for the year 2014 based on his employment commencement date with the Company.

•

Book value per share grew 9.8% in 2014 inclusive of cash dividends paid to our shareholders as compared to the year-over-year book value per share growth rate target of 7% established by the Human Resources Committee. After taking into account achievement of individual performance long-term objectives, Messrs. Watson, Bullock and Rehnberg earned between 114% and 141% of their target 2014 long-term equity incentive awards. Messrs. Ribeiro and Schmidt began working for the Company in the third quarter of 2014 and Mr. Schmidt will begin participating in the Company’s long-term incentive plan in 2015.

Our compensation program is designed to link pay with performance against key financial measures of Company performance and individual performance objectives tied to achievement of our strategic business objectives and drivers of increased shareholder value. The following chart compares 2012, 2013 and 2014 actual compensation (as defined below) realized by our CEO to compensation reported in the Summary Compensation Table and the Company’s cumulative total shareholder return (“TSR”) over the same period. This information is not a substitute for the Summary Compensation Table, but is meant to illustrate how actual realized equity value differs from the values reported as of the grant date based on the Company’s performance at year-end. Actual compensation includes all of the categories in the Summary Compensation Table and values equity awards based on grant date fair value per share, consistent with the Summary Compensation Table, but adjusts the number of shares to reflect the number earned based on Company and individual performance for the year (as shown in the Total Actual CEO Compensation vs. Summary Compensation Table on page 32). The Committee believes actual compensation more effectively demonstrates the close alignment of the compensation program with Company and individual performance and TSR.

Key Components of the Compensation Program

The following table provides a brief summary of the principal components of the Company’s executive compensation program, as derived from the compensation philosophies described in more detail later in this Compensation Discussion and Analysis:

Compensation Element	Form	Compensation Objective	Relation to Performance
Annual Base Salary	Cash paid on a regular basis throughout the year	Provide a level of fixed compensation that is competitive and allows us to attract and retain executive talent	Base salaries reflect the experience, skills and responsibilities of the NEO, the pay practices of companies with whom we compete for talented executives, economic conditions, and the Committee’s assessment of Company and individual performance

Annual Incentive Awards	Cash awards paid on an annual basis following year-end	Reward executives who contribute to the Company’s success through achieving annual corporate financial objectives and individual performance goals aligned with the Company’s strategic objectives	Annual incentive awards are earned for achievement of a planned pre-tax operating income goal with payout from 0% to 200% of an executive’s target opportunity adjusted by +/-30% for assessment of annual individual performance

Long-Term Incentive Awards	Equity incentive awards vesting ratably over four years	Reward and retain executives who contribute to the Company’s success through achieving long-term corporate financial objectives and individual performance goals that are aligned with building shareholder value	Long-term incentive awards are earned for achievement of pre-established growth in book value per share goals and achievement of long-term individual performance objectives with payout from 25% to 150% of an executive’s target opportunity

We also provide broad-based savings and welfare benefits, limited perquisites and post-termination compensation to our NEOs for the financial security and well being of the executives and their families as described in more detail later in this Compensation Discussion and Analysis.

2014 Say on Pay Vote

At our 2014 annual general meeting, 99.5% of votes cast were in favor of the 2013 compensation paid to our NEOs. The Company believes this result is a positive endorsement of its executive compensation program and the Human Resources Committee’s compensation decisions. The strong support of the Company’s executive compensation program is one factor that contributed to the Human Resources Committee’s decision not to make significant changes to the Company’s current executive compensation programs or policies in 2014. In addition, the Company routinely engages with our shareholders to understand their perspectives on the Company, including our executive compensation practices. In general, our shareholders advised that the alignment of pay and performance, including clear disclosure describing performance metrics and the linkage between pay and performance, are important considerations for voting on “say on pay” proposals. The Human Resources

Committee will continue to consider the results of our annual shareholder advisory votes, as well as the additional feedback we receive from our shareholders, when reviewing our executive compensation programs and policies.

Compensation Philosophy

The main objectives of our executive compensation program are to:

•	Link pay to both Company and individual performance;

•	Align our executive’s interests with the Company’s strategic goals and the interests of shareholders;

•	Provide a competitive compensation program that allows us to attract and retain superior talent in the competitive specialty insurance marketplace in which we operate; and

•	Appropriately manage risk.

When determining the appropriate level of compensation for an NEO, the Human Resources Committee looks not only at the separate components of the compensation package and the incentive provided by each but also at the NEO’s aggregate level of compensation. This philosophy allows the Committee to determine the best mix of components to incentivize and reward the desired performance from each NEO. Because the Committee wants to retain its NEOs and is aware that they have other employment opportunities, its compensation decisions are also based upon the competitive environment for highly qualified executives.

Pay Mix

Our compensation program is designed in a manner that provides incentives to our NEOs to achieve short-term and long-term operating and strategic objectives. To foster a longer-term view, our compensation program provides long-term incentives in the form of equity incentive compensation that generally vests over a four-year period subject to the achievement of Company financial and individual performance goals during the first year of the grant. Although these incentives have an economic value on the date of grant, their ultimate value depends upon financial and individual performance during the year of the grant and on the market value of the equity at the end of the vesting period. That value is largely dependent upon our Company’s future performance and market dynamics.

As shown in the table below, on average 67% of the total target compensation for our NEOs for 2014 is linked to short-term and long-term performance-based incentives with approximately half of their performance-based compensation linked to long-term incentives. We believe a focus on equity-based compensation, combined with the holding requirements in our Equity Ownership Guidelines, aligns their interests with those of our shareholders.

	% of Total Target Compensation Allocated to Fixed Compensation	% of Total Target Compensation Allocated to Variable Short-Term & Long-Term Incentives
		Annual Performance	Long-Term Performance
	Base Salary	Based Equity Incentives	Based Cash Incentives
	(%)	(%)	(%)
Mark E. Watson III, CEO	27%	33%	40%
Average for Other NEOs	37%	37%	26%
Average for All NEOs	33%	35%	32%

Comparison Group

To ensure that our compensation packages are competitive, the Human Resources Committee compares compensation for its executives with the compensation received by the executives of our competitors. Although the Committee considers compensation data for a designated comparison group when establishing compensation, the Committee does not target a specific percentage of compensation reported by such group. Instead the Committee uses the data as a guide in determining the level of compensation necessary to successfully compete for executives. Because the Company seeks to hire and retain experienced and talented executives, the Committee has selected a designated comparison group that incorporates the companies with whom we compete. The designated comparison group for 2014 consisted of:

Allied World Assurance Co. Holdings AG	Endurance Specialty Holdings Ltd.
American Financial Group, Inc.	HCC Insurance Holdings Inc.
Amlin plc	Hiscox Ltd.
Arch Capital Group Ltd.	Markel Corporation
Aspen Insurance Holdings Ltd.	RLI Corporation
Axis Capital Holdings Ltd.	Renaissance Re Holdings, Ltd.
Beazley plc	Validus Holdings, Ltd.
Catlin Group Limited	W.R. Berkley Corporation

In relation to the Company’s 2013 comparison group, Tower Group International, Ltd. was removed from the group after being acquired by ACP Re, Ltd.

Compensation Process

Our Human Resources Committee considers peer group practices and our performance to ensure that our compensation program is consistent with best practices and our compensation philosophy. The Committee, in making the decisions on the compensation of our executive officers, seeks to ensure that the total compensation paid is competitive and aligned with performance.

The Human Resources Committee reviews our CEO’s performance and makes recommendations regarding his pay to the full Board for approval. In determining the amount and form of compensation for our other executive officers, the Committee considers our CEO’s assessment of their performance and his recommendations regarding their compensation.

When setting compensation levels for 2014 and determining compensation practices, the Human Resources Committee took into account the Company’s strategic and financial goals as well as individual performance objectives for each NEO and other members of the executive management team. The Committee also considered the compensation levels of the Company’s peers as discussed in the Comparison Group section above. When awarding compensation for 2014, the Committee took into account the Company’s financial performance in the current market and economic environment as well as the financial metrics and individual performance objectives discussed in the Elements of the Compensation Program section below.

During 2014, the Human Resources Committee also continued to engage Frederic W. Cook & Co., Inc. (“Cook & Co.”) to assist in the evaluation of our executive compensation program. The scope of Cook & Co.’s engagement was to provide (1) advice regarding the design of our long-term incentive program, (2) assistance drafting the 2014 Long-Term Incentive Plan, and (3) assistance drafting the disclosures in the Compensation Discussion and Analysis section of our 2014 proxy statement. Cook & Co. performed these services solely on behalf of the Human Resources Committee. The Human Resources Committee has assessed the independence of Cook & Co., as required by the Company’s governance framework and Nasdaq and SEC rules, and has concluded that no conflict of interest exists with respect to its services to the Committee.

Elements of the Compensation Program

Base Salary

Consistent with our desire to provide compensation that will attract and retain superior executives, when establishing base pay for our NEOs, our Human Resources Committee considers both (i) the experience, skills and responsibilities of the NEO and (ii) the pay practices of companies with whom we compete for executives. When adjusting base salaries, the Committee also considers Company performance and an NEO’s individual performance.

As part of the 2014 compensation review process, our Human Resources Committee decided not to increase the base salaries of our NEOs because they were found to be appropriate and competitive in light of the economic environment in which we are currently operating with the exception of Mr. Watson, whose base salary was increased to $1,070,000 from $1,000,000 effective February 18, 2014. The Committee decided to increase Mr. Watson’s base salary by 7% given his lengthy tenure with the Company without an increase in base salary, his last increase being in 2007.

Annual Incentive Awards

Our annual cash incentive compensation plan is structured to motivate and reward achievement of short-term financial goals and individual performance objectives and to provide a strong linkage between pay and performance. For our NEOs, annual incentive awards are determined based on an individual target award multiplied by the percentage of plan pre-tax operating income earned by the Company subject to upward or downward adjustment by up to 30% if deemed appropriate by the Human Resources Committee to factor in individual performance on annual objectives not captured by the result:

Individual Target Award	x	% Achievement of Plan Pre-Tax Operating Income	=	Calculated Preliminary Award	x	Individual Performance Modifier	=	Individual Final Award

At the beginning of the year, each NEO’s individual target award is established as a percentage of his or her base salary. At the end of the year, a profit sharing pool is established based upon the Company’s achievement of plan pre-tax operating income for the year subject to a 50% threshold and a 200% maximum amount. The Committee has selected pre-tax operating income as a key performance metric because it believes it is the most accurate reflection of the Company’s short-term financial and operational performance. If the Company does not achieve 50% of the plan pre-tax operating income for the year, the pool is not funded and no awards are paid at year-end. The funding of the pool is designed to align the interests of management with the interests of shareholders while not providing incentives for undue risk taking. When evaluating financial performance at the end of the year, the Human Resources Committee may also consider the state of the insurance market, the state of the investment market, the impact of unusual catastrophic events, accounting changes or other factors affecting pre-tax operating income outside of management’s control, in adjusting the calculated preliminary award. For 2014, the Committee adjusted pre-tax operating income by eliminating the impact of the change in the Company’s stock price and the associated accounting treatment of certain types of equity awards.

At the beginning of the year, the Human Resources Committee also establishes and communicates annual individual performance objectives for each NEO. At the end of the year, the Committee evaluates the extent to which each NEO achieved his or her individual performance objectives and adjusts the calculated preliminary award by up to +/- 30% as appropriate to reach a final individual award. In making such adjustments, the Committee considers each NEO’s performance objectives collectively rather than applying a formula or weighting any one or more objectives. Accordingly, payouts under the plan are directly linked to both the Company’s financial performance and each NEO’s individual performance during the year.

For 2014, the Company’s pre-tax operating income, as adjusted by the Human Resources Committee in the manner described above, was equal to 112% of the $122.2 million goal established by the Human Resources

Committee at the beginning of the year. This goal was set taking into account the challenging economic and market conditions facing our industry, which are discussed on page 18. The following table sets forth the calculation of annual incentive award payments to each of our NEOs after applying the plan pre-tax operating income multiplier and after adjustments for achievement of the individual performance objectives described below:

	2014 Annual Incentive Awards
Name	Individual Target Award	x	% Achievement of Plan Pre- Tax OI	=	Calculated Preliminary Award	x	Individual Performance Modifier	=	Individual Final Award
Mark E. Watson III	$1,284,000		112%		$1,438,080		+30%		$1,869,504
Jay S. Bullock	$625,000		112%		$700,000		+5%		$735,000
Kevin S. Rehnberg	$575,000		112%		$644,000		+7%		$689,080
Axel Schmidt	$150,597		112%		$168,669		0%		$168,669

Annual incentive awards for 2014 performance were paid in 2015. Continued employment with the Company on the payment date is a condition for receiving an annual incentive award. Mr. Ribeiro’s employment with the Company terminated prior to the payment date, so he was not eligible to receive an annual incentive award for 2014. Mr. Schmidt’s annual incentive award was pro-rated for the year 2014 based on his employment commencement date with the Company.

•

Mr. Watson’s calculated preliminary award was adjusted based on the Committee’s assessment of achievement of the annual individual performance objectives set forth below. After considering his achievement of these performance objectives, the Human Resources Committee modified his annual incentive award by 30%.

Annual Incentive Objectives	Achievements
Continue directing efforts to identify and execute on investment opportunities focused on creating shareholder value while appropriately managing risk.	During 2014, seven new mandates were initiated representing a total investment of approximately $300 million. Total incremental contribution during 2014 from investments in mandates outside the core bond portfolio was approximately $33 million. In addition, a pre-tax gain of $43.3 million was recognized on the sale of a real estate holding in the fourth quarter.

Direct the capital management activities of Company with a target of returning at least $40 million to shareholders in addition to the payment of regular quarterly dividends.	Share repurchases in 2014 totaled $50.8 million with all shares repurchased at prices that were accretive to book value per share. In addition the quarterly cash dividend was increased by 20% on a per share basis.

•

Mr. Bullock’s calculated preliminary award was adjusted based on the Committee’s assessment of achievement of the annual individual performance objectives set forth below. After considering his achievement of these individual objectives collectively, the Human Resources Committee modified his annual incentive award by 5%.

Annual Incentive Objectives	Achievements
Through management oversight, see that Argo Surety achieves goals for increased underwriting capacity and underwriting income during 2014.	Argo Surety’s underwriting capacity increased from $75 million to $100 million and it exceeded its underwriting income target by over 100% during 2014.

Implement additional organizational streamlining and consolidation to further enhance the operational efficiency of the finance organization.	Streamlining changes initiated during second quarter and completed by the end of the year resulting in shortening of the quarterly closing process by three days and $500,000 of run rate savings.

•

Mr. Rehnberg’s calculated preliminary award was adjusted based on the Committee’s assessment of achievement of the annual individual performance objectives set forth below. After considering his achievement of these individual objectives collectively, the Human Resources Committee modified his annual incentive award by 7%.

Annual Incentive Objectives	Achievements
Achieve underwriting income target of $40.5 million for U.S. operations.	Underwriting income for U.S. operations was $75.6 million.

Hire a Head of Producer Management to enhance marketing strategy for the U.S. operation.	Head of Producer Management identified and successfully on-boarded in Q3 2014.

Long-Term Incentive Plan

Our long-term equity incentive compensation is designed to develop a strong linkage between pay and the Company’s strategic goals and to align the interests of our executives with those of our shareholders by awarding compensation in the form of equity, which may be restricted stock, restricted stock units, stock options or stock appreciation rights (“SARs”). With the exception of awards granted as sign-on incentives, each such grant is primarily conditioned upon the achievement of financial and individual performance objectives during the year in which the grant is made as further described below. In 2013, both the Book Value Per Share (or “BVPS”) modifier and the Individual Modifier were applied to 100% of the target award to determine the performance modified grant. Following a peer group review, in 2014, the Human Resources Committee determined that it would be more appropriate to apply the BVPS modifier to 50% of the target award to align with market practice and strengthen the retention impact of our long-term equity incentive compensation program. Subject to the achievement of these goals, the awards (on a performance-modified basis) vest ratably over a four-year period from the grant date.

For our NEOs, individual target awards are established at the beginning of the year along with pre-determined threshold, target and maximum growth in book value per share goals for the Company and long-term individual performance objectives set by the Human Resources Committee. Even though the performance period is one year, the Committee sets individual performance objectives under the long-term incentive plan that are more forward-looking and strategic in nature when compared to the individual objectives set under the annual incentive plan, which are shorter term and more operational in nature. At the end of the year, the target awards are then adjusted based on the following formula:

Target LTI Award	+	BVPS Modifier -100% to +50% applied to 50% of target	+	Individual Modifier +/-25% applied to 100% of target	=	Performance Modified Grant

For the BVPS Modifier, 50% of the target award may be increased, reduced, or forfeited based on the achievement of the pre-determined book value per share goals. For 2014, the adjustment factor was determined on a linear basis according to the following ranges of achievement:

2014 BVPS Growth Rate Inclusive of Dividends	% Modifier
10%	+50%
7%	0%
4%	-50%
< 4%	-100%

The BVPS target goal of 7% growth inclusive of dividends was set taking into account the challenging economic and market conditions facing our industry as discussed below. For the Individual Modifier, the full target award may be adjusted up to +/- 25% based on the Committee’s evaluation of each NEO’s individual performance against the pre-determined individual performance objectives

We consider growth in book value per share as the most comprehensive assessment of our financial performance and ability to create shareholder value. Growth in book value per share is achieved through a combination of earnings, appreciation in the value of invested assets, accretive acquisitions and in recent years through opportunistic stock repurchases. Value is also created for shareholders through the payment of cash dividends. The 2014 growth in book value per share target was established based on an assessment of the current operating environment, evidenced by continued and heightened competition relative to prior periods, the sluggish economic environment in which business startups are limited and businesses are generally purchasing less insurance, and an historically low interest rate environment which has had the effect of reducing investment income significantly. Growth in book value per share during 2014 was primarily a function of improved operating earnings. In addition, further growth was achieved through the realization of gains in the Company’s investment portfolio. Growth was negatively impacted by the decline in the value of fixed income instruments that make up the majority of our investment portfolio, partially offset by the strong performance of equity markets and by the strategic reallocation of a portion of our portfolio away from traditional fixed income investments to credit related alternative investment strategies. The repurchase of our common shares during the year at prices below the Company’s book value per share also had a positive impact on growth in book value per share. Finally, the Company’s quarterly cash dividend was increased by 20% in the first quarter of 2014. As a result of the above the Company’s book value per share growth for 2014 was 9.8% inclusive of cash dividends paid to our shareholders during the year, as compared to the target goal of 7%, which resulted in a book value per share modifier of 47%.

The following table sets forth the calculation of the final 2014 long-term incentive awards for each NEO as adjusted based on growth in book value per share in 2014 and the Human Resources Committee’s assessment of achievement of the long-term individual performance objectives described below:

	2014 Long-Term Incentive Awards
	2014 LTI Target Award	+	BVPS Modifier		+	Individual Modifier		=	Performance Modified Grant Date Fair Value
Name			% Applied to 50% of Target	Amount		+/-25% of Target	Amount
Mark E. Watson III	$1,569,284		47%	$368,782		+17%	$266,778		$2,204,844
Jay S. Bullock	$399,961		47%	$93,991		0%	$—		$493,952
Kevin J. Rehnberg	$383,330		47%	$90,083		-10%	$(38,333)		$435,080

•

Mr. Watson’s award was adjusted based on the Committee’s assessment of achievement of the individual performance objectives set forth below. After considering his achievement of these individual objectives collectively, the Human Resources Committee modified his long-term incentive award by 17% of his target.

Long Term Incentive Objectives	Achievements
Implement a leadership communication program regarding the Company’s vision and strategy for competing and thriving in a rapidly changing environment.	Developed and delivered through various communication channels a strategy to prepare the Company for changes in the competitive environment including the digitization of customer interaction and the changing role of capital in the insurance business.

Implement a comprehensive talent management program to ensure the Company has the required leadership and technical talent in place to execute on our strategy and drive profitable growth.	With direction from newly hired head of human resources, executed a rigorous internal and external talent identification and recruitment program resulting in key placements for numerous leadership roles. Further refined performance management, compensation, development and succession planning processes to enhance bench strength and support future business growth.

While profitability in our US Operations overall was better than plan, the Human Resources Committee determined that it would reduce Mr. Rehnberg’s target award by 10% because the results in selected businesses within our Commercial Specialty segment were worse than expected.

Messrs. Ribeiro and Schmidt began working for the Company in the third quarter of 2014 and Mr. Schmidt will begin participating in the Company’s long-term incentive plan in 2015. In lieu of 2014 long-term incentive awards, pursuant to the terms of their Employment Contracts with the Company:

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Mr. Ribeiro received a sign-on restricted stock award of £150,000 on his start date in September of 2014. The award was subject to vesting on the third anniversary of the grant date and was not subject to adjustment based upon the achievement of financial and individual performance goals. In addition, Mr. Ribeiro received a hiring bonus of £100,000.

•

Mr. Schmidt received a sign-on restricted stock award of £150,000 on his start date in August of 2014 and an award of restricted stock equal to 100% of his base salary pro-rated for the 2014 financial year from his start date. The award vests on the third anniversary of the grant date and is not subject to adjustment based upon the achievement of financial and individual performance goals.

Savings Plans

Substantially all of our United States based employees, including our NEOs who are U.S. citizens, are eligible to participate in our tax-qualified savings plan (the “Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a tax-deferred and after-tax basis. Participants may contribute up to 75% of their base pay through tax-deferred and after-tax contributions up to the Internal Revenue Code (“IRC”) limit on employee contributions. We match 100% of the first 5% of each employee’s contributions. Participants are vested on a five-year graded vesting schedule for employer matching contributions. In addition, we contribute 1% of base pay up to the IRC compensation limit. This contribution vests upon completing 3 years of service.

Our NEOs who are U.S. citizens are also eligible for a tax-deferred non-qualified defined contribution plan (the “Non-Qualified Savings Plan”). The Non-Qualified Savings Plan provides retirement benefits which would be payable under the Qualified Plan but for the limits imposed by the IRC. Our NEOs who are U.S. citizens may contribute up to 5% of their pay to the Non-Qualified Savings Plan after reaching the maximum allowable IRS contribution to the Qualified Plan. The participant’s investment return is calculated as though the account was invested as designated by the individual from substantially the same funds that are available under the Qualified Savings Plan.

Our NEOs who are non-U.S. citizens are eligible to participate in defined contribution pension plans pursuant to the laws of the jurisdictions where they work and reside. The Company generally contributes 15% of a participant’s basic salary to these plans up to the limits permitted by applicable legislation.

Welfare Benefits and Perquisites

To provide our executives with competitive compensation packages similar to those available at other companies in our peer group, the Company provides certain welfare benefits to all of our executives, including our NEOs. Welfare benefits consist of company-paid portions of life, disability, medical and dental insurance premiums. The Company also provides our executives with limited perquisites as part of our compensation program. Perquisites consist of financial planning assistance, term life insurance and a group umbrella casualty insurance policy. Certain of our NEOs also receive supplemental term life, disability and medical insurance coverage. Information regarding these perquisites is set forth in a footnote to the Summary Compensation Table.

In addition, the Company provides executives who are asked to relocate internationally with benefits that are consistent with those provided to executives holding comparable positions in other insurance and reinsurance companies operating in the global marketplace. Expatriate benefits may include relocation assistance, housing allowances, home leave travel allowances, education allowances and cost-of-living allowances. The Company also provides a tax gross-up on housing, educational and home leave travel allowance benefits to executives who are asked to relocate internationally in order to reduce the related negative tax consequences of such allowances. Providing a tax gross-up under such circumstance is a customary practice and is intended to insure that an executive’s after-tax income would not be substantially different from that of his or her U.S. counterpart as a result of being compensated for the higher housing, educational and travel costs associated with an international relocation.

Occasionally, non-employee family members of an executive may accompany the executive who is traveling on company business on a plane that is part of the Company’s aircraft program. If there is an additional cost associated with this travel, the incremental cost to the Company is allocated to the executive. If an executive uses time in the Company’s aircraft program for personal use, the Company requires the executive to reimburse the Company for the cost of the trip.

Post-Termination Benefits

Our NEOs are eligible to receive severance payments and benefits pursuant to the terms of their employment agreements in the event their employment is terminated by the Company without cause or by the executive with good reason, as discussed in detail beginning on page 37. The Company provides severance payments and benefits because they are essential to attracting and retaining highly-qualified executives. The Company also mitigates potential liability under these circumstances by requiring the executive to sign a separation and release agreement acceptable to the Company as a condition to receiving severance benefits.

Compensation Governance

Equity Ownership Guidelines

The Company requires a designated group of senior executives (including the NEOs) to adhere to its Equity Ownership Guidelines. The guidelines are an integral part of the Company’s executive compensation program as they align the economic interests of the Company’s executives with those of its shareholders. The guidelines are an incentive to encourage behavior that will foster long-term, sustainable value creation because the value of the stock being held by the participants is dependent upon the Company’s long-term performance.

Pursuant to the guidelines, designated executives must hold at least 50% of earned net profit shares until the guideline ownership level is attained. Compliance is tested annually as of the first business day of the second quarter each year. Compliance with the guidelines is a factor that the Committee takes into consideration when determining whether to grant future equity awards to our executives under the Company’s long-term incentive plan. As of April 1, 2014, all of our NEOs were in compliance with the guidelines.

The following table shows the guideline ownership levels applicable to our designated executives, which are expressed as a multiple of salary depending upon their position:

CEO	5.00 x Base Salary
Other NEOs	2.50 x Base Salary
Segment Leaders	2.00 x Base Salary
Operating Company & Functional Leaders	1.00 x Base Salary
Business Unit Leaders	0.50 x Base Salary

For purposes of the ownership guidelines, the following shares are counted: (1) shares of common stock beneficially owned by or on behalf of an individual or an immediate family member residing in the same household, including stock held in trusts or tax-qualified retirement plans; (2) the value of unvested shares of restricted common stock that are no longer subject to performance conditions, net of taxes; (3) the value, expressed in shares of common stock, of any unexercised vested stock options, net of exercise prices and taxes; and (4) the value, expressed in shares of common stock, of any other unexercised vested award that is linked to the price of the Company’s common stock and granted pursuant to one of the Company’s qualified or non-qualified compensation or stock incentive plans, net of exercise prices and taxes. The value of each common share (or derivative) is equal to the greater of the market value or the book value per common share of the Company’s stock. The Company’s Equity Ownership Guidelines can be found on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Compensation Clawback Policy

In order to ensure that the Company has the ability to recoup performance-based compensation obtained through misconduct on the part of management that is detrimental to the Company, performance-based compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraud or other misconduct and the misconduct resulted in a material inaccuracy in the Company’s financial statements that affect such executive officer’s compensation. The Company’s Compensation Clawback Policy can be found on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Prohibition of Hedging and Significant Pledging of Equity Securities

Our Insider Trading Policy prohibits our employees, officers and directors from selling any Company securities that they do not own. It also prohibits transactions in exchange-traded options such as puts, calls and other derivative securities of the Company’s stock since they are inherently short-term and speculative in nature. We prohibit all hedging transactions involving our securities that would insulate our employees, officers and directors from the effects of our stock price performance. The Policy further prohibits our officers and directors from directly or indirectly pledging a significant number of the Company’s equity securities. Pursuant to the Policy, significant pledging means the lesser of 1% of the Company’s outstanding equity securities and 50% of the equity securities of the Company owned by an officer or director. Equity securities include common stock, voting preferred stock, options and any other securities beneficially owned by an officer or director. The Company’s Insider Trading Policy can be found on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Internal Revenue Code 162(m)

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of the three other highest paid executive officers employed at the end of the year (other than the Chief Financial Officer). Performance-based compensation arrangements may qualify for an exemption from the deduction limitation if they satisfy requirements under Section 162(m). This rule has limited effect on us. Because we are a Bermuda domiciled company, a majority of our executive officers’ base salaries is not considered U.S. compensation. Section 162(m) only applies to limit deductions for expenses that are otherwise deductible in the United States and are not considered to be “performance-based” compensation. While our Human Resources Committee considers the impact of Section 162(m) when developing and implementing our executive compensation programs, the Human Resources Committee believes that it is important to preserve flexibility in designing compensation programs. Accordingly, the Human Resources Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Total Actual CEO Compensation vs. Summary Compensation Table

Our Human Resources Committee takes into account actual compensation paid to our NEOs rather than reported compensation to ensure alignment between pay and performance as measured by the achievement of financial and individual performance goals. The following table provides more detail on the amount of our CEO’s realized actual compensation, shown in the graph on page 21, as compared to the amounts shown using the format required for the Summary Compensation Table on page 33. Actual compensation consists of salary, non-equity incentive plan compensation, the grant date value of stock and option awards after adjustment for achievement of Company and individual performance goals and the amounts reported in columns (h) and (i) of the Summary Compensation Table for the change in pension value and non-qualified deferred compensation and all other compensation:

	Fiscal 2012	Fiscal 2013	Fiscal 2014
Salary	$1,000,000	$1,000,000	$1,060,308
Long-term Incentive Awards
Stock Awards	$1,460,744	$792,680	$1,102,412
Option Awards	$924,953	$785,024	$1,102,432

Total Long-term Incentive Awards	$2,385,697	$1,577,703	$2,204,844

Non-Equity Incentive Plan Compensation	$550,000	$1,392,000	$1,869,504

Total Actual Direct Compensation	$3,935,697	$3,969,703	$5,134,656

Change in Pension Value and Nonqualified
Deferred Compensation	$38,923	$(19,936)	$49,881
All Other Compensation	$214,491	$211,475	$216,700

Total Actual Compensation	$4,189,111	$4,161,242	$5,401,237

For Reference: Total Compensation from the Summary Compensation Table	$3,487,039	$3,917,185	$4,765,677

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on their review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s annual report on Form 10-K and proxy statement.

HUMAN RESOURCES COMMITTEE

H. Berry Cash, Chairman

F. Sedgwick Browne

Hector De Leon

Mural Josephson

John R. Power, Jr.

John H. Tonelli

Gary V. Woods

EXECUTIVE COMPENSATION

Summary Compensation Table

(a) Name & Principal Position	(b) Year	(c) Salary ($) (1)	(d) Bonus ($) (2)	(e) Stock Awards ($) (3)	(f) Option Awards ($) (3)	(g) Non-Equity Incentive Plan Comp ($) (4)	(h) Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	(i) All Other Compensation ($) (6)	(j) Total ($)
Mark Watson, PEO Argo Group	2014	$1,060,308	$—	$784,635	$784,649	$1,869,504	$49,881	$216,700	$4,765,677
	2013	$1,000,000	$—	$670,059	$663,587	$1,392,000	$(19,936)	$211,475	$3,917,185
	2012	$1,000,000	$—	$1,030,871	$652,754	$550,000	$38,923	$214,491	$3,487,039

Jay Bullock, PFO Argo Group	2014	$500,000	$—	$199,979	$199,982	$735,000	$—	$40,705	$1,675,667
	2013	$500,000	$—	$201,003	$199,075	$870,000	$—	$149,991	$1,920,069
	2012	$500,000	$—	$309,279	$195,831	$343,750	$—	$156,812	$1,505,672

Kevin Rehnberg, President US Operations	2014	$575,000	$—	$—	$383,330	$689,080	$—	$40,089	$1,687,499
	2013	$477,692	$275,000	$275,006	$381,565	$575,000	$—	$43,284	$2,027,547

Jose Ribeiro, Head of International	2014	$189,545	$155,790	$243,415	$—	$—	$—	$63,009	$651,759

Axel Schmidt, Group Chief Underwriting Officer	2014	$188,246	$—	$463,342	$—	$168,669	$—	$56,661	$876,918

Former NEO

Andrew Carrier, CUO Argo Group	2014	$499,826	$—	$—	$—	$—	$—	$20,716	$520,542
	2013	$654,930	$—	$—	$496,523	$883,732	$—	$43,477	$2,078,662
	2012	$642,021	$—	$—	$301,572	$342,252	$—	$31,717	$1,317,562

(1)	Messrs. Ribeiro and Schmidt were paid in British Pounds. Their salaries were converted into U.S. dollars for purposes of the foregoing table using a December 31, 2014 exchange rate of 1.5579 US$/GBP.
(2)	Mr. Ribeiro received a hiring bonus of £100,000 pursuant to the terms of his Employment Contract with the Company’s subsidiary, Argo International Holdings, Ltd. The hiring bonus was converted into U.S. dollars for purposes of the foregoing table using a December 31, 2014 exchange rate of 1.5579 US$/GBP. Mr. Ribeiro’s last day of employment with the Company was March 11, 2015.
(3)	Represents grant date fair value of target awards. The receipt of equity awards is primarily conditioned upon the achievement of financial and individual performance goals during the year in which the grant is made as discussed in the Long-Term Incentive Plan section that begins on page 27. After adjustment for achievement of these goals, the awards then vest ratably over a four-year period beginning on the first anniversary of the date of the grant. The grant date fair value of the maximum amount of shares payable under the equity awards granted in 2014 is as follows: Mr. Watson ($2,354,000), Mr. Bullock ($600,000) and Mr. Rehnberg ($575,000). “Option Awards” were granted as stock appreciation rights settled in cash or stock. Mr. Ribeiro’s and Mr. Schmidt’s “Stock Awards” were granted in conjunction with their Employment Contracts with the Company as described beginning on page 38. The awards vest on the third anniversary of the grant date and are not subject to adjustment based upon the achievement of financial and individual performance goals in 2014.
(4)	Non-Equity Incentive Plan Comp consists of cash awards made under the Company’s annual incentive plan. Please refer to the Annual Incentive Awards section on page 25 for a discussion of the decisions made related to these awards.
(5)	Represents the change in the present value of the Argo Group US Retirement and Pension Equalization Plans that occurred during 2014. The Pension Benefits table on page 36 presents additional information about both the calculation of the change in value and the foregoing plans.

(6)	All Other Compensation includes:

Name	401(k) and Retirement Contributions	Imputed Value of Company Provided Insurance Coverage (a)	Supplemental Executive Retirement Plan Benefit	Gross Up on Housing & Home Travel (b)	Perquisites (c)	Total
Mark E. Watson III	$4,523	$45,969	$59,095	$32,308	$74,805	$216,700
Jay S. Bullock	$15,600	$5,280	$14,400	$—	$5,426	$40,705
Kevin J. Rehnberg	$15,600	$5,589	$18,900	$—	$—	$40,089
Jose Ribeiro	$28,432		$—	$—	$34,578	$63,009
Axel Schmidt	$28,237	$—	$—	$—	$28,424	$56,661

(a)	Imputed Value of Company Provided Insurance Coverage includes the following: term life insurance coverage which is provided to all employees, umbrella insurance coverage provided to all senior executives and company paid life and disability insurance policies provided to Mr. Watson.
(b)	The gross-up for housing and home travel allowances is calculated using an assumed effective tax rate for Mr. Watson. The tax is calculated by multiplying the pre-tax value of the perquisite by his assumed effective tax rate.
(c)	The following table provides detail for each NEO’s perquisites. All of the reported perquisites were direct, separately identifiable costs that did not require measurement of any incremental portion since the entirety of those costs was attributed to the compensation of the applicable NEO.

Name	Financial Planning	Housing Allowance	Home Leave & Travel Allowance	Relocation	Medical Premium	Total Perquisites
Mark E. Watson III	$4,305	$42,000	$18,000	$—	$10,500	$74,805
Jay S. Bullock	$1,870	$—	$3,556	$—	$—	$5,426
Kevin J. Rehnberg	$—	$—	$—	$—	$—	$—
Jose Ribeiro	$—	$—		$34,578	$—	$34,578
Axel Schmidt	$2,134	$—	$26,290	$—	$—	$28,424

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($) Share	Grant Date Fair Value of Stock and Option Awards ($) (2)
(a)	(b)	(c )	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Threshold ($ )	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark E. Watson III	3/15/2014				—	13,248	22,081	4,416		$44.42	$784,635
	3/15/2014	$642,000	$1,284,000	$2,568,000	—	64,315	107,195		21,439	$44.42	$784,649

Jay S. Bullock	3/15/2014				—	3,377	5,628	1,126		$44.42	$199,979
	3/15/2014	$312,500	$625,000	$1,250,000	—	16,392	27,322		5,464	$44.42	$199,982

Kevin J. Rehnberg	3/15/2014	$287,500	$575,000	$1,150,000	—	31,420	52,368		10,474	$44.42	$383,330

Jose Ribeiro	10/1/2014	$94,773	$189,545	$379,090				4,881		$49.87	$243,415

Axel Schmidt	10/1/2014	$60,239	$120,478	$240,955				9,291		$49.87	$463,342

(1)	2014 non-equity incentive plan awards are discussed in the Annual Incentive Awards section that begins on page 25. The awards earned for 2014 performance were paid in 2015.
(2)	2014 long-term incentive awards are discussed in the Long-Term Incentive Plan section that begins on page 27. The grants vest in 4 equal installments beginning on the first anniversary of the date of the grant. The Grant Date Fair Value in column (l) is the target value on the grant date. Option awards were granted as stock appreciation rights settled in stock. In addition to the stock appreciation rights awards, Mr. Watson and Mr. Bullock also received restricted stock awards.

Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
		85,754	[d]		3/14/2021	17,664	[d]	$979,822
	2,014	6,039	[c]	$36.44	3/15/2020	570	[a]	$31,618
	8,673			$25.46	3/1/2017	2,463	[b]	$136,623
	6,158	6,158	[b]	$26.95	3/15/2019	1,482	[c]	$82,207

Mark E. Watson III	4,273	1,425	[a]	$29.55	3/15/2018	14,832	[c]	$822,731
	20,137	60,411	[c]	$36.44	3/15/2020	24,632	[b]	$1,366,337
	61,582	61,581	[b]	$26.95	3/15/2019	5,698	[a]	$316,068
	42,735	14,245	[a]	$29.55	3/15/2018
	86,734			$25.46	3/1/2017
	62,248			$25.58	3/13/2016
		21,856	[d]	$44.42	3/14/2021	4,502	[d]	$249,726
	604	1,811	[c]	$36.44	3/15/2020	94	[a]	$5,214
	4,836			$25.46	3/1/2017	755	[b]	$41,880
	1,886	1,887	[b]	$26.95	3/15/2019	444	[c]	$24,629
	2,830	944	[a]	$29.55	3/15/2018	4,449	[c]	$246,786
	2,864			$25.58	3/13/2016	7,546	[b]	$418,577
	6,041	18,123	[c]	$36.44	3/15/2020	943	[a]	$52,308
	18,866	18,866	[b]	$26.95	3/15/2019

Jay S. Bullock	28,308	9,436	[a]	$29.55	3/15/2018
	48,364			$25.46	3/1/2017
	28,649			$25.58	3/13/2016
	4,500			$34.78	5/13/2015
	141			$35.43	5/13/2015
	1,417			$35.43	6/4/2015
	1,227			$25.28	3/13/2016
	12,278			$25.58	3/13/2016
	16,031			$34.78	5/13/2015
	10,600	31,800	[c]	$36.44	3/15/2020	7,218	[c]	$400,382

Kevin J. Rehnberg	1,060	3,180	[c]	$36.44	3/15/2020	721	[c]	$39,994
		41,894	[d]	$44.42	3/14/2021

Jose Ribeiro						4,881	[e]	$270,749

Axel Schmidt						9,291	[e]	$515,372

# Years in Vesting Period		Grant Date	Date grant will be fully vested
[a]	4	3/15/2011	3/15/2015
[b]	4	3/15/2012	3/15/2016
[c]	4	3/15/2013	3/15/2017
[d]	4	3/14/2014	3/14/2018
[e]	3	10/1/2014	10/1/2017

(1)	The stock price used to calculate the value of equity awards was $55.47, the price at which the Company’s common stock closed on December 31, 2014, the last trading date of 2014.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark E. Watson III	1,803	$57,696.00	8,674	$377,232.26
	7,073	$223,860.45	867	$37,705.83
	6,686	$211,611.90	5,698	$261,823.10
	—	—	1,231	$56,564.45
	—	—	12,317	$565,966.15
	—	—	495	$22,745.25
	—	—	4,944	$227,176.80
	—	—	569	$26,145.55
Jay S. Bullock	5,000	$91,100.00	943	$43,330.85
	5,000	$91,100.00	377	$17,323.15
	5,000	$91,100.00	94	$4,319.30
	5,000	$91,100.00	149	$6,846.55
	500	$10,991.75	1,483	$68,143.85
	4,400	$95,665.68	3,774	$173,415.30
	2,969	$64,023.52	—	—
	1,100	$23,070.96	—	—
Kevin Rehnberg	—	—	—	—
Jose Ribeiro	—	—	—	—
Axel Schmidt	—	—	—	—

Pension Benefits

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit as of 12/31/2013 ($) (a)	Present Value of Accumulated Benefit as of 12/31/2014 ($) (b)
Mark E. Watson III	Argo Group US Retirement Plan	3.42	$56,940	$84,719
Mark E. Watson III	Argo Group US Pension Equalization Plan	3.42	$94,957	$117,059

In November, 2003, the Company amended both its Retirement Plan, a defined benefit plan, and its Pension Equalization Plan, a plan which provided retirement benefits which would have been payable under the Retirement Plan but for the limits imposed by the Code, to freeze benefits as of February 29, 2004. No additional benefits have been accrued since that date.

(a)	The changes in the values of the accumulated benefits for Mr. Watson during 2014 were due solely to the change in the present value of the vested benefit that existed at February 29, 2004.
(b)	Please refer to footnote 17 of the 2014 Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2014 for details regarding valuation method and material assumptions for the plans.

Nonqualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)
Name	Executive Contributions in last fiscal year ($)	Registrant Contributions in last fiscal year ($ )	Aggregate Earnings in last fiscal year ($)	Aggregate Balance at last fiscal year end ($)
Mark E. Watson III	$51,482	$59,095	$166,471	$1,535,229
Jay S. Bullock	$2,000	$14,400	$1,322	$220,015
Kevin Rehnberg	$5,750	$18,900	$720	$31,559

Under the Company’s 401(k) Plan, a defined contribution plan, the contribution made by the Company on behalf of eligible U.S. employees is equal to the sum of:

a.	100% of the first 5% of eligible pay that the employee contributes to the plan; and
b.	1% of the employee’s eligible pay.

During 2014, the Internal Revenue Code limited the maximum amount of compensation used to calculate benefits under a defined contribution plan to $260,000 and the maximum dollar amount of the 401(k) contribution that could be made to $17,500 plus an additional $5,500 for employees over the age of 50. The Company’s Supplemental Executive Retirement Plan (“SERP”) provides retirement benefits to its U.S. employees which would be payable under the 401(k) Plan but for the limits imposed by the Internal Revenue Code. The investment return on an individual’s SERP balance is calculated as though the funds in the account were invested, as directed by the individual, from among substantially the same funds available under the Argo Group US 401(k) Plan.

During 2014, the Company credited the account maintained for each U.S. NEO for the following.

a.	The difference between the Company matching contribution which would have been made to the individual’s account under the Company’s 401(k) Plan based upon the individual’s 401(k) election had his or her contributions under that plan not been limited by reason of the Code and the amount that was actually credited to the individual’s account under the Company’s 401(k) Plan;
b.	A supplemental Company contribution equal to 1% of the excess of the NEO’s eligible compensation for the 2014 fiscal year less the maximum amount of compensation permitted to be taken into account under the Code ($260,000 for the 2014 fiscal year); and
c.	Investment income calculated as though the funds in the account were invested, as designated by the individual, from substantially the same funds that are available under the Company’s 401(k) Plan.

In addition, executives under the age of 50 who elect to contribute more than the $17,500 allowed under the Code and executives 50 years old or older who elect to contribute more than the $23,000 allowed under the Code can contribute 5% of the pay earned after the limit is reached to the SERP.

Potential Payments upon Termination or a Change in Control

While we do not maintain a formal severance plan for our employees, we believe that reasonable severance arrangements are essential to attracting and retaining highly qualified executives. Our employment arrangements are designed to provide reasonable compensation to departing executives under certain circumstances to facilitate their transition to new employment. As part of these arrangements, we also mitigate potential Company liability by requiring executives to sign a separation and release agreement acceptable to us as a condition to receiving severance benefits. While we do not believe that the provisions of a severance benefit would be a determinative factor in an executive’s decision to join or remain with the Company, the absence of such a provision in an executive’s employment agreement would present a distinct competitive disadvantage in the market for highly skilled and experienced executives. Furthermore, we believe that it is important to set forth the benefits payable in triggering circumstances in advance in an attempt to avoid future disputes or litigation. In determining severance arrangements provided for in an executive’s employment agreement, our Human Resources Committee has drawn a distinction between voluntary resignations and terminations for cause versus terminations without cause or by the executive for good reason. We believe severance arrangements for a termination without cause or by the executive for good reason are appropriate since the executive’s departure is due to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events reflect either unsatisfactory performance or an affirmative decision by the executive to end his or her relationship with us.

We have entered into an employment agreement with each of our NEOs. The employment agreements set forth the general terms and conditions of each NEO’s employment with the Company and provide for certain severance benefits upon the occurrence of certain events. Severance benefits are limited to those set forth in the NEO’s employment agreement.

The following discussion summarizes the severance benefits Mr. Watson, Mr. Bullock and Mr. Rehnberg would receive pursuant to their employment agreements if their employment were terminated under the following circumstances:

For Cause. If Mr. Watson, Mr. Bullock or Mr. Rehnberg were terminated for “cause” (as defined in their employment agreements), they would receive their base salary accrued through the date of termination and any bonus that has been allocated or awarded for any measurement period that ends prior to the date of termination that has not yet been paid. They would not receive any other benefits except as required by law.

Death or Disability. If Mr. Watson, Mr. Bullock or Mr. Rehnberg ceased employment with the Company because of death or due to disability, they (or their estates) would receive their base salary accrued through the date of termination and any bonus that has been allocated or awarded for any measurement period that ends prior to the date of termination that has not yet been paid. Mr. Watson would also receive his target annual incentive award for the year in which his employment was terminated and Mr. Bullock and Mr. Rehnberg would also receive any bonus that has been “fully earned” (as defined in their employment agreements). In addition, they (or their surviving spouses) would be entitled to continued participation in the Company’s health and medical plans for a period of 18 months on the same terms and conditions available to active employees of the Company.

Without Cause or for Good Reason. If Mr. Watson or Mr. Bullock were terminated without “cause” or resigned for “good reason” (as defined in their employment agreements), all unvested equity grants previously awarded to them would remain in full force and effect as if no termination had occurred. Mr. Watson would receive a severance payment equal to 2.99 times his base salary and Mr. Bullock and Mr. Rehnberg would receive a severance payment equal to their base salary (or a severance payment equal to 2 times their base salary if a change in control has occurred or is reasonably expected to occur). Mr. Watson would also receive his target annual incentive award for the year in which his employment was terminated and Mr. Bullock and Mr. Rehnberg would also receive any bonus that has been “fully earned” (as defined in their employment agreements). In addition, Mr. Watson, Mr. Bullock and Mr. Rehnberg would be entitled to:

•	Their base salary accrued through the date of termination;
•	Any bonus that has been allocated or awarded for any measurement period that ends prior to the date of termination that has not yet been paid; and
•

Continued participation in the Company’s health and medical plans on the same terms and conditions available to active employees of the Company until the earlier of 18 months following the termination date or the date they obtain reasonably equivalent coverage.

The following discussion summarizes the severance benefits Messrs. Ribeiro and Schmidt would receive pursuant to their employment agreements if their employment were terminated. Messrs. Ribeiro’s and Schmidt’s employment agreements contain notice provisions requiring the Company and Mr. Ribeiro to give each other not less than twelve months written notice to terminate his employment, and requiring Mr. Schmidt and the

Company to give each other not less than six months written notice to terminate his employment (the “Notice Period”). During the Notice Period, Messrs. Ribeiro and Schmidt remain employees of the Company and continue to receive their base salary and benefits as set forth in the agreement. The Company has the option to pay Messrs. Ribeiro and Schmidt an amount equal to their base salary in lieu of the Notice Period and terminate their employment with immediate effect. The Company may also terminate Messrs. Ribeiro and Schmidt for cause (as defined in their agreements) in which case they would receive their base salary accrued through the date of termination. If Messrs. Ribeiro or Schmidt become disabled for more than six months or for more than one hundred and twenty working days (whether consecutive or in the aggregate) in any continuous period of twelve months, the Company may terminate their employment with immediate effect provided that such action does not prejudice the effect of any permanent health insurance scheme. Following termination of Messrs. Ribeiro’s or Schmidt’s employment, the Company is required to pay them one day’s salary for each day of accrued vacation not taken during that calendar year.

In addition to the foregoing employment agreements, our long-term incentive plan, which was approved by our shareholders in 2014, gives our Human Resources Committee the discretion, among other methods, to provide for the accelerated vesting and/or a purchase of our NEO’s equity grants by the Company upon the occurrence of a change in control (as defined in the plan). Further, their equity grant agreements provide for accelerated vesting upon termination of employment due to death or disability. Other than in the case of a change in control or a termination of employment due to death or disability, if an NEO voluntarily terminates his employment with the Company or is terminated for cause, he forfeits all unvested equity awards.

The amounts shown in the table below are calculated based on the assumption that an involuntary not for cause termination occurred on December 31, 2014. The values shown are calculated using the Company’s closing stock price on that date. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to the achievement of financial and individual performance goals and thresholds and their current salaries and benefits at such time.

Name	Benefit	Death or Disability	Termination Without Cause or For Good Reason	Termination Without Cause / for Good Reason with a CIC
Mark E. Watson III	Base Salary	$—	$3,199,300	$3,199,300
	Annual Incentive Award (1)	$1,284,000	$1,284,000	$1,284,000
	Unvested Restricted Stock Awards (2)	$3,735,405	$3,735,405	$3,735,405
	Unvested Option Awards (3)	$4,550,208	$4,550,208	$4,550,208
	Health, Medical, Dental Benefits (4)	$59,941	$59,941	$59,941

	Total	$9,629,554	$12,828,854	$12,828,854

Jay S. Bullock	Base Salary	$—	$500,000	$1,000,000
	Annual Incentive Award (1)	$700,000	$700,000	$700,000
	Unvested Restricted Stock Awards (2)	$1,039,120	$1,039,120	$1,039,120
	Unvested Option Awards (3)	$1,481,778	$1,481,778	$1,481,778
	Health, Medical, Dental Benefits (4)	$23,995	$23,995	$23,995

	Total	$3,244,892	$3,744,892	$4,244,892

Kevin J. Rehnberg	Base Salary	$—	$575,000	$1,150,000
	Annual Incentive Award (1)	$644,000	$644,000	$644,000
	Unvested Restricted Stock Awards (2)	$440,376	$—	$440,376
	Unvested Option Awards (3)	$1,128,598	$—	$1,128,598
	Health, Medical, Dental Benefits (4)	$13,480	$13,480	$13,480

	Total	$2,226,454	$1,232,480	$3,376,454

Jose Ribeiro	Base Salary (5)	$—	$568,634	$568,634
	Annual Incentive Award (1)	$212,290	$212,290	$212,290
	Unvested Restricted Stock Awards (2)	$270,749	$270,749	$270,749
	Unvested Option Awards (3)	$—	$—	$—

	Total	$483,039	$1,051,673	$1,051,673

Axel Schmidt	Base Salary (5)	$—	$253,159	$253,159
	Annual Incentive Award (1)	$168,669	$168,669	$168,669
	Unvested Restricted Stock Awards (2)	$515,372	$515,372	$515,372
	Unvested Option Awards (3)	$—	$—	$—

	Total	$684,040	$937,199	$937,199

(1)	Amounts represent Mr. Watson’ target annual incentive award and 112% of each other NEO’s annual incentive target award under the Company’s annual incentive plan based upon fiscal year 2014 pre-tax operating income as adjusted by the Human Resources Committee for purposes of determining calculated preliminary awards. No adjustments were made to the amounts shown for achievement of individual performance objectives. Further discussion of the annual incentive plan begins on page 25.
(2)	Amounts represent the intrinsic pre-tax value of each NEO’s unvested restricted stock awards using the closing market price of the Company’s common stock on December 31, 2014 of $55.47 that would continue to vest upon termination of employment in accordance with terms of their employment agreements or that would accelerate and vest upon termination of employment due to death or disability or in conjunction with a change in control.

(3)	Amounts represent the intrinsic pre-tax value of each NEO’s unvested option awards using the closing market price of the Company’s common stock on December 31, 2014 of $55.47 that would continue to vest upon termination of employment in accordance with terms of their employment agreements or that would accelerate and vest upon termination of employment due to death or disability or in conjunction with a change in control.
(4)	Amounts represent continued participation in the Company’s health and medical plans on the same terms and conditions available to active employees of the Company for a full 18 month period following the termination date based on the rates in effect for coverage at December 31, 2014.
(5)	Amounts represent the aggregate pre-tax value of the base salary that would continue to be paid to Messrs. Ribeiro and Schmidt over the course of their Notice Period, or that would be paid to them in lieu of the Notice Period if their employment were terminated with immediate effect, in the case of a termination without cause. Messrs. Ribeiro and Schmidt are paid in British Pounds. Their salaries were converted into U.S. dollars for purposes of the foregoing table using the December 31, 2014 exchange rate of 1.5579 US$/GBP.

PROPOSAL 3

APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Board’s Audit Committee, the Board recommends that the firm of Ernst & Young be appointed as our independent auditors for the fiscal year ending December 31, 2015. This recommendation is being presented to the shareholders for their approval at the Annual General Meeting. A representative of Ernst & Young is expected to attend the Annual General Meeting, with the opportunity to make a statement if he or she so desires and to respond to questions. Shareholders at the Annual General Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT AUDITORS AND TO REFER DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.

Relationship with Independent Auditors

Fees paid to the Independent Auditors by Argo Group in 2013 and 2014

The fees incurred in 2013 and 2014 for services provided by Ernst & Young to Argo Group were as follows:

Category	2013	2014
Audit Fees (1)	$2,974,420	$3,239,566
Audit-Related Fees (2)	95,500	50,000
Tax Fees (3)	433,413	611,939
All Other Fees (4)	3,000	3,000

TOTAL	$3,506,333	$3,904,505

(1)	“Audit Fees” include the aggregate fees incurred for professional services rendered by Ernst & Young for the review of Argo Group’s quarterly reports for 2013 and 2014 and its fee for the audit of Argo Group’s annual consolidated financial statements for the years ended December 31, 2013 and 2014. “Audit Fees” also include fees incurred for professional services related to other statutory and regulatory filings and comfort letters and consents related to registration statements filed with the Securities and Exchange Commission. The fees include Ernst & Young’s estimate of unbilled fees related to services for 2014.
(2)	“Audit-Related Fees” include fees incurred for assurance and related services that are reasonably related to the performance of the audit and not included in the “Audit Fees” described above. These services include audits of the employee benefits plans in 2013 and 2014.
(3)	“Tax Fees” are fees incurred for Ernst & Young’s tax services, which include tax planning, advice and assistance for Argo Group regarding statutory, regulatory or administrative developments and other international, federal, state and local issues and non-income tax minimization and planning.
(4)	“All Other Fees” includes fees for services related to the purchase of online accounting research software and for permitted advisory services related to regulatory matters in 2013 and 2014.

Argo Group Pre-Approval Process

All services provided by Ernst & Young to Argo Group in 2013 and in 2014 were permissible under applicable laws and regulations and were specifically pre-approved by the Audit Committee of Argo Group, as required under its charter. The Audit Committee can delegate authority to subcommittees or an individual committee member to approve services by Ernst & Young in the event there is a need for such approval prior to the next full Audit Committee meeting. A full report of such interim approvals, if any, is required to be given at the next Audit Committee meeting.

FORM 10-K AND PROXY AVAILABILITY

As permitted by rules adopted by the SEC and by the statutory provisions of the Companies Act 1981 of Bermuda, Argo Group is making this proxy statement, the proxy card and the annual report to shareholders (the “proxy materials”) available to shareholders electronically via the Internet.

A Notice that includes instructions on how to access and review the proxy materials and how to submit your proxy online will be mailed to shareholders beginning on or about March 23, 2015. Shareholders may request a printed copy of the proxy materials by following the instructions included in the Notice. In addition Argo Group will post copies of the 2014 Annual Report on Form 10-K and this proxy statement on its web site at www.argolimited.com. The reference to Argo Group’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

The Company’s Annual Report contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy-soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Human Resources Committee Report” and the Audit Committee’s report to the Board of Directors shall not be deemed filed with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SHAREHOLDER PROPOSALS FOR 2016 ANNUAL GENERAL MEETING

Under SEC rules and our Bye-Laws, shareholders must follow certain prescribed procedures to introduce an item of business at an annual general meeting.

Under these procedures, if a shareholder desires to present a proposal for inclusion in our 2016 Proxy Statement, such shareholder must submit the proposal in writing to us for receipt not later than November 24, 2015. Proposals must comply with the proxy rules relating to shareholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our 2016 proxy materials.

Shareholders who wish to submit a proposal for consideration at our 2016 Annual General Meeting, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver a copy of their proposal to us for receipt not later than 60 days prior to the date of our 2016 Annual General Meeting (such deadline currently expected to be on or about March 3, 2016). Any such notice must also meet certain other requirements specified in our Bye-Laws.

In either case, proposals should be delivered to Argo Group International Holdings, Ltd. c/o David J. Doyle, Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

You may obtain a copy of Argo Group’s Bye-Laws by writing to our Secretary at the above address.

By Order of the Board of Directors

David J. Doyle

Secretary

March 20, 2015

ARGO GROUP INTERNATIONAL HOLDINGS, LTD. ATTN: MARTIN RUSSELL 110 PITTS BAY ROAD PEMBROKE HM08 BERMUDA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Directors	For	Against	Abstain

1a Hector De Leon	☐	☐	☐

1b Mural R. Josephson	☐	☐	☐

1c Gary V. Woods	☐	☐	☐
The Board of Directors recommends you vote FOR				NOTE: WHETHER YOU PLAN TO BE PRESENT AT THE ANNUAL GENERAL MEETING OR NOT, YOU ARE REQUESTED TO SUBMIT YOUR PROXY EITHER ELECTRONICALLY OR, BY COMPLETING, SIGNING AND RETURNING THIS PROXY CARD TO ENSURE THAT THESE SHARES WILL BE REPRESENTED. The vote of each shareholder is important. Information about each shareholder is important. Information about accessing the proxy materials is contained on the reverse side. We urge you to access the proxy materials on the Internet or to request an email or a paper copy of them as promptly as possible. This will ensure that you will be able to complete your proxy card in a timely manner so that these shares will be voted at the Annual General Meeting
proposals 2 and 3.	For	Against	Abstain

2 To vote on a proposal to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers.	☐	☐	☐

3      To consider and approve the recommendation of the Audit Committee of our Board of Directors that Ernst & Young LLP be appointed as our independent auditors for the fiscal year ending December 31, 2015 and to refer the determination of our independent auditors’ remuneration to the Audit Committee of our Board of Directors.

	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Argo Group International Holdings, Ltd. (“Argo Group”) hereby appoints MARK E. WATSON III and DAVID J. DOYLE, and each of them, with the full power of substitution to each, as the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote as specified herein, all shares of Common Stock held of record by the undersigned on March 9, 2015 at the 2015 Annual General Meeting of Shareholders of the Company to be held on Tuesday, May 5, 2015 at 10:00 a.m. Bermuda local time at 110 Pitts Bay Road, Pembroke, Bermuda and at any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED “FOR” ITEMS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND AVAILABILITY OF PROXY MATERIALS DATED MARCH 20, 2015. THE DIRECTORS RECOMMEND VOTES ON THE REVERSE SIDE.

Continued and to be signed on reverse side

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